UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

ADT INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ADT INC.

1501 Yamato Road

Boca Raton, FL 33431

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 13, 2019

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of ADT Inc. (the “Company”). The Annual Meeting of Stockholders will be held on Thursday, June 13, 2019 at 9:30 a.m., local time, at the Farmer’s Table Event Center, 1901 N. Military Trail, Boca Raton, FL 33431 for the following purposes:

1.

To elect Andrew D. Africk, Matthew H. Nord, Eric L. Press and Matthew E. Winter to the Board of Directors of the Company (the “Board of Directors”) as Class II directors, in each case, for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2022;

2.	To conduct an advisory vote to approve the compensation of the Company’s named executive officers;

3.	To approve an amendment to the Company’s 2018 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) to increase the number of shares authorized for issuance thereunder;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and

5.	To transact such other business as may properly come before the Annual Meeting of Stockholders, or any postponement or adjournment thereof.

Holders of the Company’s common stock, par value $0.01 per share, of record at the close of business on April 22, 2019 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any postponements or adjournments thereof.

We will furnish proxy materials to our stockholders via the Internet in order to expedite stockholders’ receipt of proxy materials while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting of Stockholders.

Accordingly, we are mailing to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials, which provides instructions on how to access the attached proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2018 via the internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how to obtain the proxy materials in printed form.

Dated: April 29, 2019	By order of the Board of Directors /s/ David Smail David Smail Executive Vice President, Chief Legal Officer and Secretary

Your vote is important. Regardless of whether you plan to attend the Annual Meeting of Stockholders, please follow the instructions you received to vote your shares as soon as possible to ensure that your shares are represented at the Annual Meeting of Stockholders. Stockholders of record, or beneficial stockholders named as proxies by their stockholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies or voted online.

ADT INC.

ADT INC.

PROXY STATEMENT

Annual Meeting of Stockholders of ADT Inc. to be held on Thursday, June 13, 2019

Some Questions You May Have Regarding This Proxy Statement

Why did I receive these proxy materials?

The Board of Directors (the “Board of Directors”) of ADT Inc. (the “Company”) is soliciting proxies for our 2019 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, June 13, 2019 at 9:30 a.m., local time, at the Farmer’s Table Event Center, 1901 N. Military Trail, Boca Raton, FL 33431. The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly-paid executive officers, and other required information. Our annual report to stockholders for the fiscal year ended December 31, 2018 is available to review with this proxy statement. We are mailing a notice of the Annual Meeting (and, for those who request it, a paper copy of this proxy statement and the enclosed form of proxy) to our stockholders on or about April 29, 2019.

What proposals will be voted on at the Annual Meeting?

The four matters scheduled to be voted on at the Annual Meeting are:

1.

The election of Andrew D. Africk, Matthew H. Nord, Eric L. Press and Matthew E. Winter to the Board of Directors as Class II directors, in each case, for a term of three years expiring at the Annual Meeting to be held in 2022;

2.	An advisory vote to approve the compensation of the Company’s named executive officers;

3.

The approval of an amendment to the Omnibus Incentive Plan to increase the number of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), authorized for issuance thereunder; and

4.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

In addition, such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof may be voted on.

Who can vote at the Annual Meeting?

Anyone owning shares of Common Stock of record at the close of business on April 22, 2019, the record date for this year’s Annual Meeting, is entitled to attend and to vote on all items properly presented at the Annual Meeting.

Who is asking me for my vote?

The Company is soliciting your proxy on behalf of the Board of Directors. We will pay the entire cost of this proxy solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials and the Proxy Statement.

What are my voting rights?

Each share of Common Stock is entitled to one vote on each matter properly presented at the Annual Meeting. At the close of business on April 22, 2019, the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting, there were 766,964,030 shares of Common Stock outstanding. A list of all record stockholders as of the record date will be available during ordinary business hours at the Company’s principal place of business located at 1501 Yamato Road, Boca Raton, FL 33431, from the Secretary of the Company, at least 10 days before the Annual Meeting and will also be available at the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

1.	FOR the election of each of the director nominees;

2.	FOR the approval of, on an advisory basis, the compensation of the Company’s named executive officers;

3.	FOR the approval of an amendment to the Omnibus Incentive Plan to increase the number of shares of Common Stock authorized for issuance thereunder;

4.	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and

5.	In your discretion on such other business as may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof, where no choice is specified.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full printed set?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials via the Internet. Accordingly, the Company is mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials via the Internet or to request a printed set may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Where can I view the proxy materials on the Internet?

The Notice provides you with instructions on how to:

•	View proxy materials for the Annual Meeting via the Internet; and

•	Instruct the Company to send future proxy materials to you by email.

You can view the proxy materials for the Annual Meeting online at https://investor.adt.com by clicking on the dropdown menu entitled “Financials” and selecting “Annual Reports and Proxies”.

How do I vote?

If you are a stockholder on the record date, you may vote by following the instructions for voting in the Notice. If you receive paper copies of these proxy materials, you can vote by completing, signing and dating the proxy card you received from us (the “Proxy Card”) and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares in person.

If you or your proxy wish to vote in person at the meeting, you or your proxy will need to bring valid government-issued photo identification plus:

•	For registered stockholders, either the (1) Notice of Internet Availability of Proxy Materials or (2) Proxy Card;

•

For proxies voting on behalf of a registered stockholder, (1) a valid written “legal proxy” signed by the registered stockholder naming the proxy plus (2) either the stockholder’s (i) Notice of Internet Availability of Proxy Materials or (ii) Proxy Card; or

•

For beneficial stockholders who hold shares through a broker/nominee or a proxy for a beneficial stockholder, (1) a written “legal proxy” signed by the broker or other nominee/firm that holds the shares naming the proxy holder voting at the meeting plus (2) either the (i) Notice of Internet Availability of Proxy Materials or (ii) Voting Instruction Form you received from your broker/nominee.

You may also vote via the Internet by following the instructions for voting in the Notice. If you vote online, by phone or by mailing in a proxy card, you or your legally appointed proxy may still attend the Annual Meeting and vote in person but, in that case, only your in-person votes will count.

Can I change my vote after I have delivered my proxy?

Yes. You may change your vote at any time before voting concludes at the Annual Meeting by:

•	Providing another proxy, or using any of the available methods for voting, with a later date;

•	Notifying the Company’s Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or

•	Voting in person at the Annual Meeting.

What is a quorum?

For the purposes of the Annual Meeting, a “quorum” is a majority in voting power of the outstanding shares of Common Stock owned by stockholders on the record date entitled to vote at the meeting, represented in person or by proxy. Broker non-votes (as further described below) and abstentions are counted for purposes of determining whether a quorum is present.

What is broker “discretionary” voting?

Under the rules of the New York Stock Exchange (“NYSE”), brokers who have transmitted proxy materials to customers may vote the shares of customers who fail to provide voting instructions on “routine matters,” but not on “non-routine matters.” When a broker’s customer does not provide the broker with voting instructions on non-routine matters, the broker cannot vote on those matters and instead reports the number of such shares as broker “non-votes.” Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but they are not counted as shares voting. Thus, broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, although a majority of the votes cast, does not constitute a majority of the voting power present. Non-routine matters include the election of directors (Proposal 1), the approval, on an advisory basis, of the executive compensation of the Company’s named executive officers (“NEOs”) (Proposal 2), and the approval of an amendment to the Omnibus Incentive Plan to increase the number of shares of Common Stock authorized for issuance thereunder (Proposal 3). Therefore, if you hold your shares in street name through a broker, you must cast your vote if you want it to count in respect of these non-routine matters. The ratification of the appointment of the Company’s independent registered public accounting firm is a routine matter, so brokers will have discretion to vote any uninstructed shares on that proposal (Proposal 4).

How are matters presented at the Annual Meeting approved?

Directors are elected by a plurality of the votes cast at the Annual Meeting (Proposal 1). The affirmative vote of the holders of a majority in voting power of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is needed to approve the proposals to: (i) approve, on an advisory basis, the compensation of the Company’s NEOs (Proposal 2), (ii) approve the amendment to the Omnibus Incentive Plan to increase the number of shares of Common Stock authorized for issuance thereunder (Proposal 3), and (iii) ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 4).

With respect to all of the aforementioned proposals, abstentions and broker non-votes will be counted as present for purposes of establishing a quorum.

Abstentions and broker non-votes will have no effect on the election of directors (Proposal 1). However, abstentions will have the effect of votes “against” (i) the proposal to approve, on an advisory basis, the compensation of the Company’s NEOs (Proposal 2), (ii) the proposal to approve the amendment to the Omnibus Incentive Plan to increase the number of shares of Common Stock authorized for issuance thereunder (Proposal 3), and (iii) the proposal to ratify the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 4).

Brokers have discretion to vote any uninstructed shares with respect to the proposal to ratify the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 4). Brokers do not have discretion to vote any uninstructed shares on (i) the election of directors (Proposal 1), (ii) the proposal to approve, on an advisory basis, the compensation of the Company’s NEOs (Proposal 2) and (iii) the proposal to approve the amendment to the Omnibus Incentive Plan to increase the number of shares of Common Stock authorized for issuance thereunder (Proposal 3).

May I vote confidentially?

Yes. Our policy is to keep your vote confidential, except as otherwise legally required, to allow for the tabulation and certification of votes and to facilitate proxy solicitation.

Who will count the votes?

A representative of Broadridge Investor Communication Solutions, Inc. will count the votes and act as the inspector of election for the Annual Meeting.

What if additional matters are presented to the Annual Meeting?

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your properly executed proxy gives authority to David Smail, our Executive Vice President, Chief Legal Officer and Secretary, and to Jeffrey Likosar, our Executive Vice President, Chief Financial Officer and Treasurer, to vote on such matters at their discretion.

Where can I find the voting results from the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K that we will file with the SEC within four business days after the date of the Annual Meeting.

How can I obtain information about the Company?

A copy of our fiscal 2018 Annual Report on Form 10-K is available on our website at https://investor.adt.com. Stockholders may also obtain a free copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including the financial statements and the financial statement schedules, by visiting our website or by sending a request in writing to David Smail, Executive Vice President, Chief Legal Officer and Secretary, ADT Inc., 1501 Yamato Road, Boca Raton, FL 33431.

When are stockholder proposals due for consideration at next year’s annual meeting?

Under SEC rules, for stockholder proposals to be considered for inclusion in the proxy statement for the 2020 Annual Meeting, they must be submitted in writing to our Secretary at ADT Inc., 1501 Yamato Road, Boca Raton, FL 33431, on or before December 31, 2019. In addition, our bylaws provide that, for directors to be nominated or other proposals to be properly presented at the 2020 Annual Meeting, an additional notice of any nomination or proposal must be received by us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If less than 100 days’ notice of our 2020 Annual Meeting is given, then to be timely, the notice by the stockholder must be received by us not later than the close of business on the tenth day following the day on which the first public announcement of the date of the 2020 Annual Meeting is made by the Company. See “Stockholders Proposals.”

PROPOSAL 1 – ELECTION OF DIRECTORS

Directors hold office until the third succeeding annual meeting of stockholders and until the election and qualification of their successors. Under the Company’s bylaws and certificate of incorporation, the Board of Directors can change the number of directors comprising the entire Board of Directors so long as the number is not more than 15. The Board of Directors currently consists of 12 directors.

All of the nominees are members of the current Board of Directors. If any nominee for election to the Board of Directors should be unable to accept nomination or election as a director, which is not expected, your proxy may be voted for a substitute or substitutes designated by the Board of Directors or the number of directors constituting the Board of Directors may be reduced in accordance with the Company’s bylaws and certificate of incorporation.

Directors will be elected by the holders of a plurality of the voting power present in person or represented by proxy at the 2019 Annual Meeting of Stockholders and entitled to vote. Abstentions and broker non-votes will not be counted for purposes of the election of directors. Brokers do not have discretion to vote any uninstructed shares over the election of directors.

The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed below.

THE BOARD OF DIRECTORS

The following table sets forth certain information about our directors and executive officers as of the date of this proxy statement. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer. See “Certain Relationships and Related Transactions—Policies and Procedures for Related Party Transactions.” The Board of Directors provides a process for stockholders to send communications to the Board of Directors. See “Corporate Governance—Communications with the Board of Directors.” The business address for each nominee for matters regarding the Company is ADT Inc., 1501 Yamato Road, Boca Raton, FL 33431.

Name	Age	Director Since	Position
Marc E. Becker	46	2016	Director (Chairman)
James D. DeVries	56	2018	President and Chief Executive Officer, Director
Andrew D. Africk	52	2016	Director
Matthew H. Nord	39	2016	Director
Reed B. Rayman	33	2016	Director
Eric L. Press	53	2016	Director
David Ryan	49	2016	Director
Lee J. Solomon	47	2016	Director
Stephanie Drescher	46	2017	Director
Matthew E. Winter	62	2018	Director
Timothy J. Whall	57	2016	Director
Tracey R. Griffin	54	2018	Director

Class I Directors

The term of the following four Class I directors will expire at the 2021 annual meeting of stockholders.

James D. DeVries is a member of our Board of Directors, our President and Chief Executive Officer. Mr. DeVries was appointed as our President in September 2017 and as our Chief Executive Officer in December

2018. From May 2, 2016 to September 2017, Mr. DeVries served as our Executive Vice President and Chief Operating Officer. From December 2014 to May 2016, Mr. DeVries served as Executive Vice President of Brand Operations at Allstate Insurance Company, the second largest personal lines insurer in the United States. During his tenure at Allstate, Mr. DeVries led the operations organization, comprising approximately 7,000 employees in the United States, Northern Ireland and India, and was responsible for, among other things, customer care centers, outbound and inbound phone sales, procurement, technical support, life underwriting and claims, real estate, administration, and fleet management. From March 2008 to December 2014, Mr. DeVries served as Executive Vice President and Chief Administrative Officer of Allstate, where he was accountable for, among other things, real estate and administration, human resources, and procurement. Prior to joining Allstate in 2008, Mr. DeVries served in various executive and management roles at Principal Financial Group, Ameritech, Quaker Oats Company, and Andrew Corporation. Mr. DeVries is a board member of Amsted Industries Inc., a diversified global manufacturer of industrial components serving primarily the railroad, vehicular, and construction and building markets, and a past board member of the Human Resources Management Association of Chicago, the Chicago Public Library Foundation, and the Boys & Girls Clubs of Central Iowa. Mr. DeVries received a bachelor’s degree from Trinity College, which is now known as Trinity International University, a master’s degree from Loyola University, and an MBA from the Kellogg School of Management at Northwestern University.

Tracey R. Griffin is a member of our Board of Directors. Ms. Griffin is the Chief Financial Officer of Kendra Scott, a U.S. based lifestyle retail brand. Prior to her position at Kendra Scott, Ms. Griffin was the Chief Financial Officer for PANDORA Americas, a global affordable jewelry brand, from February 2016 to September 2018, where she was responsible for finance, accounting, IT, operations and legal affairs. Prior to becoming Chief Financial Officer, Ms. Griffin was PANDORA’s Chief Operating Officer from October 2014. In both roles at PANDORA, Ms. Griffin was responsible for the expansion of the PANDORA brand into Latin America. Prior to PANDORA, from 1995 to October 2014, Ms. Griffin was a Senior Partner at McKinsey & Company, a global management consulting firm, where she served retail and consumer goods and healthcare clients. Ms. Griffin also serves on the Board and Audit and Finance Committee of Partnership for a Healthier America, a non-profit organization, since 2016. Ms. Griffin also served on the Board and was a member of the Strategy Committee of UNCF: United Negro College Fund from 2012 until 2017. Ms. Griffin has a bachelor’s degree in Finance from Georgetown University and an MBA from Stanford Graduate School of Business.

David Ryan is a member of our Board of Directors and a board designee of certain investors (the “Co-Investors”) in our indirect parent entities other than Apollo Global Management, LLC, its subsidiaries, and its affiliates (“Apollo” or our “Sponsor”). Mr. Ryan has also been a manager of Prime Security Services Borrower, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of the Company (“Prime Borrower”), since May 2016. Mr. Ryan has been an Adviser to Birchtree Fund Investments Private Limited since August 2016. Mr. Ryan retired from his position as President of Goldman Sachs Asia Pacific ex-Japan in December 2013, a position he held since the beginning of 2011, and was a member of the board of directors of Goldman Sachs Australia. Mr. Ryan has over 22 years of experience in various senior roles at Goldman Sachs. Mr. Ryan also serves on the board of directors of Mapletree Investments Pte Ltd.

Lee J. Solomon is a member of our Board of Directors and a designee of Apollo. Mr. Solomon has also been a manager of Prime Borrower since May 2016. Mr. Solomon is a Partner at Apollo Private Equity having joined in 2009. Prior to that time, Mr. Solomon was an executive in the media industry. Prior thereto, he served as a Principal at Grosvenor Park, which was a joint venture with Fortress Investment Group. Prior to that, he was the Executive Vice President of Business Affairs for Helkon Media. Mr. Solomon serves on the board of directors of AP NMT JV Newco B.V. (parent of Endemol Shine Group), Redwood Holdco, LLC (parent of Redbox), Aspen Holdco, LLC (parent of Coinstar), ecoATM and Mood Media Corporation. During the past five years, Mr. Solomon also served as a director for CORE Entertainment Holdings, Inc. He received his MBA from The Stern School of Business at New York University and graduated from the University of Rochester with a B.A. in Economics and Political Science.

Class II Directors

The term of the following four Class II directors will expire at the 2019 Annual Meeting. Messrs. Press, Nord, Africk and Winter are the only nominees for election at the 2019 Annual Meeting, for a term that will expire at the 2022 annual meeting of stockholders and until each of their successors has been duly elected and qualified.

Andrew D. Africk is a member of our Board of Directors. Mr. Africk has also served as a manager of Prime Borrower since its formation in July 2015. Mr. Africk is the founder of Searay Capital LLC, a private investment company. Mr. Africk established Searay Capital in July 2013 after 21 years leading private equity and capital markets investments for Apollo. As a Senior Partner at Apollo, Mr. Africk was responsible for investments in technology and communications, and has over 25 years of experience financing, analyzing and investing in public and private companies. In the last five years, Mr. Africk has served on the boards of directors for various public companies, including Suncoke Energy Inc., Alliqua Biomedical, Hughes Telematics, Inc., and RPX Corporation. Additionally, Mr. Africk serves on the Board of Overseers of the University of Pennsylvania School of Engineering and Applied Science, serves on the UCLA Science Board, and is a trustee of the Trinity School in New York City. Mr. Africk graduated summa cum laude, Phi Beta Kappa from UCLA with a B.A. in Economics, magna cum laude from the University of Pennsylvania Law School with a J.D., and with Distinction from the University of Pennsylvania’s Wharton School of Business with an MBA.

Matthew H. Nord is a member of our Board of Directors and a designee of Apollo. Mr. Nord has also served as a manager of Prime Borrower since its formation in July 2015. Mr. Nord is a Senior Partner of Apollo, having joined in 2003. From 2001 to 2003, Mr. Nord was a member of the Investment Banking division of Salomon Smith Barney Inc. Mr. Nord serves on the boards of directors of DSB Parent, L.P. (parent of LifePoint Health Inc.), Exela Technologies, Inc., Mount Olympus Holding, Inc. (parent of West Corporation), and Presidio Holdings, Inc. Mr. Nord also serves on the Board of Trustees of Montefiore Health System and on the Board of Overseers of the University of Pennsylvania’s School of Design. During the past five years, Mr. Nord also served as a director of Affinion Group Inc.; Constellium N.V.; MidCap Financial Holdings, Inc.; Noranda Aluminum Holding Corporation; and Novitex Parent, L.P. Mr. Nord graduated summa cum laude with a B.S. in Economics from the University of Pennsylvania’s Wharton School of Business.

Eric L. Press is a member of our Board of Directors and a designee of Apollo. Mr. Press has also been a manager of Prime Borrower since May 2016. Mr. Press is a Senior Partner at Apollo. In his 20 years with Apollo, he has been involved in many of the firm’s investments in basic industrials, metals, lodging/gaming/leisure, and financial services. Prior to joining Apollo in 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers, acquisitions, restructurings, and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group, a management consulting firm focused on corporate strategy. Mr. Press currently serves on the boards of directors of PlayAGS, Inc.; Apollo Commercial Real Estate Finance, Inc.DSB Parent L.P. (parent of LifePoint Health Inc.); and Eagle LM5 Holdings Inc. (parent of Constellis). In the last five years, Mr. Press has served on the boards of directors for Caesars Entertainment Corporation; Verso Corporation; Affinion Group Holdings, Inc.; Noranda Aluminum Holding Corporation; Athene Holding Ltd.; Prestige Cruises International, Inc.; and Princimar Chemical Holdings, LLC. Mr. Press graduated magna cum laude from Harvard College with an A.B. in Economics and Yale Law School, where he was a Senior Editor of the Yale Law Journal.

Matthew E. Winter is a member of our Board of Directors. Mr. Winter was the President of The Allstate Corporation from January 2015 to February 2018, and prior to that, served as the President, Allstate Personal Lines for The Allstate Corporation from January 2013 to January 2015. Mr. Winter joined The Allstate Corporation in 2009 as President and Chief Executive Officer of Allstate Financial. Mr. Winter also serves on the board of directors and the Audit and Compensation Committees of H&R Block Inc. Mr. Winter has been actively involved in a number of non-profit organizations and currently serves on the board of directors of Feeding America and as the Chair of its Governance Committee. Mr. Winter holds a Bachelor of Science degree from the

University of Michigan, a Juris Doctor degree from the Albany Law School of Union University, and a Master of Laws degree from the University of Virginia School of Law.

Class III Directors

The term of the following four Class III directors will expire at the 2020 annual meeting of stockholders.

Marc E. Becker is the chairman of our Board of Directors and a designee of Apollo. Mr. Becker has also served as a manager of Prime Borrower since its formation in July 2015. Mr. Becker is a Senior Partner of Apollo, having joined in 1996. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker also serves on the board of directors of SCA Acquisition Holdings, LLC (parent of Sun Country Airlines) and OneMain Holdings Inc. During the past five years, Mr. Becker also served as a director of Pinnacle Agriculture Holdings, LLC; Vantium Capital; Affinion Group Holdings, Inc.; Apollo Residential Mortgage, Inc.; CEVA Holdings, LLC; Novitex Holdings, Inc.; and Realogy Holdings Corp. Mr. Becker is actively involved in a number of non-profit organizations and serves as the chairman of the board of both the TEAK Fellowship and Park Avenue Synagogue. Mr. Becker graduated cum laude with a B.S. in Economics from the University of Pennsylvania’s Wharton School of Business.

Stephanie Drescher is a member of our Board of Directors and a designee of Apollo. Ms. Drescher has also been a manager of Prime Borrower since December 2017. Ms. Drescher is a Senior Partner at Apollo, having joined in 2004, and is a member of the firm’s Management Committee. Prior to joining Apollo, Ms. Drescher was employed by JP Morgan for ten years, primarily in its Alternative Investment group. Ms. Drescher has served on the board of directors of the JP Morgan Venture Capital Funds I and II, JP Morgan Corporate Finance Funds I and II, JP Morgan Private Investments Inc., and Allied Waste. Ms. Drescher is currently on the board of directors of The Young Woman’s Leadership Network and the Allen Stevenson School. Ms. Drescher graduated summa cum laude, Phi Beta Kappa from Barnard College of Columbia University and earned her MBA from Columbia Business School.

Reed B. Rayman is a member of our Board of Directors and a designee of Apollo. Mr. Rayman has also been a manager of Prime Borrower since its formation in July 2015. He is a Principal of Apollo, where he has worked since 2010. Mr. Rayman previously was employed by Goldman, Sachs & Co. in both its Industrials Investment Banking and Principal Strategies groups from 2008 to 2010. Mr. Rayman currently serves on the board of directors of Camaro Parent LLC (parent of CareerBuilder), Aspen Holdco, LLC (parent of Coinstar), EcoATM LLC, Mood Media Corporation, and Redwood Holdco, LLC (parent of Redbox). He previously served on the board of directors of Verso Corporation. Mr. Rayman holds a B.A. in Economics from Harvard University.

Timothy J. Whall is a member of our Board of Directors. Mr. Whall served as our Chief Executive Officer from September 2017 until his retirement in November 2018. He was our President from April 2016 to September 2017, and was also President of Prime Borrower from July 2015 to March 2018. Previously, Mr. Whall served as the President, Chief Executive Officer, and a member of the board of directors of Protection One, Inc. from June 2010 to March 2017. Mr. Whall joined SecurityLink in 1990 as a Service Manager. He served as a General Manager before joining the senior management team in various capacities and ultimately became President and Chief Operating Officer. After SecurityLink was acquired by GTCR in 2000, Mr. Whall continued to serve as President and Chief Operating Officer. Following SecurityLink’s sale to Tyco in 2001, Mr. Whall was ADT’s Senior Vice President of Business Operations from 2001 to 2004. In 2004, Mr. Whall partnered with GTCR to acquire Honeywell’s Security Monitoring division (“HSM”). At HSM he served as President and Chief Operating Officer. Following the sale of HSM to Stanley Black & Decker, Mr. Whall served as Chief Operating Officer of StanleyWorks’ Convergent Security Solutions division for one year. In 2008, he left Stanley to pursue opportunities with GTCR. That partnership led to GTCR’s acquisition of the Protection One business in June 2010.

Required Vote

The four Class II director nominees receiving the highest number of affirmative votes of the voting power present in person or represented by proxy and entitled to vote, shall be elected as directors. In accordance with Delaware law, votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election of directors. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, they will not be counted for purposes of determining the number of shares represented and voted with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the election of directors.

CORPORATE GOVERNANCE

Controlled Company

Our Common Stock is listed on the NYSE. As Apollo controls more than 50% of the combined voting power of the Company, we are considered a “controlled company” for the purposes of that exchange’s rules and corporate governance standards. We have availed ourselves of the “controlled company” exception under the NYSE rules, which exempts us from certain requirements, including the requirements that we have a majority of independent directors on our Board of Directors and that our compensation committee of our Board of Directors (the “Compensation Committee”) and nominating and corporate governance committee of our Board of Directors (the “Nominating and Corporate Governance Committee”) be composed entirely of independent directors. The audit committee of our Board of Directors (the “Audit Committee”) is composed entirely of independent members.

If at any time we cease to be a “controlled company” under the NYSE rules, the Board of Directors will take all action necessary to comply with the applicable NYSE rules, including appointing a majority of independent directors to the Board of Directors and ensuring that our Compensation Committee and our Nominating and Corporate Governance Committee are composed entirely of independent directors, subject to a permitted “phase-in” period.

Director Independence

We have availed ourselves of the “controlled company” exception under the NYSE rules, which exempts us from certain requirements, including that we have a majority of independent directors on our Board of Directors (see “Corporate Governance—Controlled Company”). No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Board of Directors broadly considers all relevant facts and circumstances relative to independence and considers the issue not merely from the standpoint of the director, but also from the viewpoint of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others). In accordance with the NYSE listing standards, the Board of Directors considers the following categorical standards of director independence, according to which independent directors:

•

Are not, nor have been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer, of the listed company;

•

Have not received, nor have an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(a) Are not a current partner or employee of a firm that is the listed company’s internal or external auditor; (b) do not have an immediate family member who is a current partner of such a firm; (c) do not have an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (d) were not, and do not have an immediate family member who was, within the last three years, a partner or employee of such a firm and personally worked on the listed company’s audit within that time;

•

Are not, and do not have an immediate family member who is, or have been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee;

•

Are not a current employee, or an immediate family member is not a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues; and

•	Do not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the issuer or any subsidiary thereof.

The listing standards of the NYSE and the rules of the SEC require the members of a company’s audit committee to be independent. As a “controlled company,” the majority of our Board of Directors is not required to be independent.

The Board of Directors has determined that Mr. Africk, Ms. Griffin and Mr. Winter are our independent directors, as such term is defined by the applicable rules and regulations of the SEC and the NYSE, and the foregoing individuals comprise the Audit Committee.

Board of Directors Leadership Structure and Board’s Role in Risk Oversight

The Board of Directors has an oversight role, as a whole and also at the committee level, in overseeing management of its risks. The Board of Directors regularly reviews information regarding our credit, liquidity, and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to employee compensation plans and arrangements and the Audit Committee oversees the management of financial risks. While each committee is responsible for evaluating certain risks, and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

The Chairman of our Board of Directors and our Chief Executive Officer are currently separate. Our Board of Directors does not currently have a policy as to whether the role of Chairman of our Board of Directors and the Chief Executive Officer should be separate. Our Board of Directors believes that the Company and its stockholders are best served by maintaining the flexibility to determine whether the Chairman and Chief Executive Officer positions should be separated or combined at a given point in time in order to provide appropriate leadership for us at that time. In addition, our Board of Directors does not currently have a policy as to whether an independent director may be appointed as lead director.

The Board of Directors understands that no single approach to board leadership is universally accepted and that the appropriate leadership structure may vary based on several factors, such as a company’s size, industry, operations, history and culture. Accordingly, our Board of Directors, with the assistance of the Nominating and Corporate Governance Committee, assesses its leadership structure in light of these factors and the current environment to achieve the optimal model for us and for our stockholders.

The composition of the Board of Directors, the tenure of the directors with the Company, the overall experience of the directors and the experience that the directors have had with the Chairman and the executive management group permit and encourage each member to take an active role in all discussions, and each member does actively participate in all substantive discussions. We believe that our current Board of Directors leadership structure is serving the Company well at this time.

Board of Directors Meetings and Committees

In fiscal 2018, the Board of Directors held eight meetings. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.

The Board of Directors has four committees:

•	Audit;

•	Compensation;

•	Executive; and

•	Nominating and Corporate Governance.

Each committee operates under a written charter which is available at the Company’s website at https://investor.adt.com by clicking on “Governance,” “Governance Documents,” and then the name of the respective committee. Committee charters are also available in print upon the written request of any stockholder. The current committee membership of our Board of Directors is as follows:

	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee
Marc E. Becker	—	*	*	*
James D. DeVries	—	—
Andrew D. Africk			—	—
Tracey R. Griffin		—	—	—
Eric L. Press	—	—	—
Reed B. Rayman	—			—
Matthew E. Winter	*	—	—	—

•	= Member

*	= Committee Chair

Audit Committee

Our Audit Committee consists of Messrs. Winter (Chair) and Africk, and Ms. Griffin. Our Board of Directors has determined that each of Mr. Africk, Ms. Griffin and Mr. Winter qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that each of Mr. Africk, Ms. Griffin and Mr. Winter are independent as independence is defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and under the NYSE listing standards. The principal duties and responsibilities of our Audit Committee are as follows:

•	To prepare the annual Audit Committee report to be included in our annual proxy statement;

•	To oversee and monitor our accounting, financial and external reporting policies and processes;

•	To oversee and monitor the integrity of our financial statements and internal controls;

•	To oversee and monitor the independence, retention, performance, and compensation of our independent auditor;

•	To oversee and monitor the performance of our internal audit function;

•	To discuss, oversee, and monitor policies with respect to risk assessment and risk management;

•	To oversee and monitor our compliance with legal and regulatory requirements; and

•	To provide regular reports to the Board of Directors.

The Audit Committee has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Compensation Committee

Our Compensation Committee consists of Messrs. Becker (Chair), Rayman, and Africk. The principal duties and responsibilities of the Compensation Committee are as follows:

•	To review, evaluate, and make recommendations to the full Board of Directors regarding our compensation strategy;

•

To review and make recommendations to our Board of Directors with respect to corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluate such officers’ performance in light of those goals and objectives and determine executive officer compensation based on this evaluation;

•	To review and make recommendations to the Board of Directors with respect to our incentive compensation plans and equity-based compensation plans;

•	To administer incentive compensation and equity-related plans; and

•	To prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.

We have elected to avail ourselves of the “controlled company” exception under the NYSE rules which exempts us from the requirement that we have a Compensation Committee composed entirely of independent directors.

Executive Committee

Our Executive Committee of the Board of Directors (the “Executive Committee”) consists of Messrs. Becker (Chair), Rayman, and DeVries. Subject to certain exceptions, the Executive Committee generally may exercise all of the powers of the Board of Directors when the Board of Directors is not in session. The Executive Committee serves at the pleasure of our Board of Directors. This committee and any of its members may continue or be changed once our Sponsor no longer owns a controlling interest in us.

Nominating and Corporate Governance Committee

Our Board of Directors established a Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Messrs. Becker (Chair), Press, and DeVries. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	To identify candidates qualified to become directors of the Company, consistent with criteria approved by our Board of Directors;

•

To recommend to our Board of Directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the board;

•	To recommend to our Board of Directors candidates to fill vacancies and newly created directorships on the Board of Directors;

•	To develop and recommend to the Board of Directors for approval a Chief Executive Officer and executive officer succession plan;

•	To identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	To develop and recommend to our Board of Directors guidelines setting forth corporate governance principles applicable to the Company; and

•	To oversee the evaluation of our Board of Directors and its committees.

We have elected to avail ourselves of the “controlled company” exception under the NYSE rules which exempts us from the requirement that we have a Nominating and Corporate Governance Committee composed entirely of independent directors.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee during 2018 included Messrs. Becker, Rayman, DeVries and Whall. Each of Messrs. DeVries, our President and Chief Executive Officer, and Whall, our former Chief Executive Officer, was an officer or employee of the Company during 2018. None of the other members of the Compensation Committee in 2018 was, at any time during 2018 or at any other time, an officer or employee of the Company.

None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2018.

Except as described in the section entitled “—Certain Relationships and Related Transactions” below, none of the members of the Compensation Committee had or has any relationships with us that are required to be disclosed under Item 404 of Regulation S-K.

Identifying and Evaluating Candidates for the Board of Directors

In considering possible candidates to serve on the Board of Directors, the Nominating and Corporate Governance Committee will take into account all appropriate qualifications, qualities and skills in the context of the current make-up of the Board of Directors and will consider the entirety of each candidate’s credentials. In addition, the Nominating and Corporate Governance Committee will evaluate each nominee according to the following criteria:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards;

•

Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company;

•	Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board of Directors and its committees;

•

Nominees should have the interest and ability to understand the sometimes-conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public and to act in the interests of all stockholders;

•

Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director; and

•

Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, gender identity, sexual orientation, age, disability, political affiliation or any other basis proscribed by law. The value of diversity on the Board of Directors should be considered.

Stockholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee. To have a candidate considered by the Nominating and Corporate Governance

Committee, a stockholder must submit the recommendation in writing and must include the following information:

•

The name and address of the stockholder, as they appear on the Company’s books and records, and evidence of the stockholder’s ownership of Company stock, including the class or series and number of shares owned and the length of time of ownership;

•	A description of all arrangements or understandings between the stockholder and each candidate pursuant to which the nomination is being made;

•

The name of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if nominated by the Board of Directors; and

•

Such other information regarding each proposed candidate required under the bylaws of the Company and as would be required to be included in a proxy statement under the rules of the SEC if such candidate had been nominated by the Board of Directors.

Each such recommendation must be sent to the Secretary of the Company at ADT Inc., 1501 Yamato Road, Boca Raton, FL 33431 and must be received within the time indicated above under “When are stockholder proposals due for consideration at next year’s annual meeting?” The Nominating and Corporate Governance Committee will evaluate stockholder recommended director candidates in the same manner as it evaluates director candidates identified by other means.

Corporate Governance Guidelines

Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our directors, officers, and employees, and is intended to comply with the relevant listing requirements for a code of conduct as well as qualify as a “code of ethics” as defined by the rules of the SEC. The code of business conduct and ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, on our website at https://investor.adt.com/. The code of business conduct and ethics is made available on our website.

We have Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our managers and Board of Directors carry out their respective responsibilities. The guidelines are available for viewing on our website at https://investor.adt.com/. We will also provide the guidelines, free of charge, to stockholders who request them. Requests should be directed to our Secretary at ADT Inc., 1501 Yamato Road, Boca Raton, FL 33431.

Executive Sessions of Non-Management Directors

The non-management directors of the Company meet in executive sessions without management on a regular basis. Under the Company’s Board Governance Principles, the Chairman presides at such executive sessions (the “Presiding Director”). In the absence of the Presiding Director, the non-management directors will designate another director to preside over such executive sessions.

Apollo Approval of Certain Matters and Rights to Nominate Certain Directors

As long as funds affiliated with or managed by Apollo beneficially own a majority of our outstanding Common Stock, Apollo will be able to control all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and certain corporate transactions. See “Certain Relationships and Related Transactions.”

Compensation Risk Assessment

We believe that the performance goals and incentive plan structures generally established under the Company’s executive, annual and long-term incentive programs would not contribute to excessive risk by our senior executives or employees. The approved goals under our incentive programs are consistent with our financial operating plans and strategies, and these programs are discussed and reviewed by the Compensation Committee. The Company’s compensation systems are balanced, rewarding both short-term and long-term performance, and its performance goals are team oriented rather than individually focused, and include measurable factors and objective criteria. The Compensation Committee is actively engaged in setting compensation systems, monitoring those systems during the year and using discretion in making rewards, as necessary. As a result of the procedures and practices described above, the Compensation Committee believes that the Company’s compensation policies and practices for its employees do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

Communications with the Board of Directors

Stockholders and other interested parties desiring to communicate directly with the full Board of Directors, the Audit Committee, the non-management directors as a group or with any individual director or directors may do so by sending such communication in writing addressed to the attention of the intended recipient(s), c/o Secretary and Chief Legal Officer, ADT Inc., 1501 Yamato Road, Boca Raton, FL 33431. Interested parties may communicate anonymously and/or confidentially if they desire. All communications received that relate to accounting, internal accounting controls or auditing matters will be referred to the chairman of the Audit Committee unless the communication is otherwise addressed. All other communications received will be forwarded to the appropriate director or directors.

Director Attendance at Annual Meeting

The Company encourages all of our directors to attend each Annual Meeting of Stockholders. Each of Messrs. Becker, DeVries, Rayman and Whall attended the last annual meeting of stockholders of the Company. To the extent reasonably practicable, the Company regularly schedules a meeting of the Board of Directors on the same day as the Annual Meeting of Stockholders.

EXECUTIVE OFFICERS

The names of the current executive officers of the Company (and their respective ages as of the date of this proxy statement) are set forth below.

Name	Age	Position
James D. DeVries	56	President, Chief Executive Officer, Director
Daniel M. Bresingham	47	Executive Vice President, Commercial
Jeffrey Likosar	48	Executive Vice President, Chief Financial Officer and Treasurer
David Smail	53	Executive Vice President, Chief Legal Officer and Secretary
Donald Young	54	Executive Vice President, Field Operations and Chief Information Officer
Jay Darfler	42	Senior Vice President, Emerging Growth Markets
Jamie E. Haenggi	49	Senior Vice President, Chief Customer Officer
Jochen Koedijk	39	Senior Vice President, Chief Marketing Officer
Kenneth Porpora	42	Senior Vice President, Chief Growth Officer
Amelia O. Pulliam	47	Senior Vice President, Chief Human Resources Officer
Zachary Susil	36	Vice President, Controller and Chief Accounting Officer

James D. DeVries. For the biography of James D. DeVries, please see “The Board of Directors—Class I Directors.”

Daniel M. Bresingham is our Executive Vice President, Commercial. Previously, Mr. Bresingham served as our Executive Vice President and Chief Administrative Officer from March 2018 to December 2018. From October 2016 to March 2018, Mr. Bresingham was our Executive Vice President, Chief of Staff, and Treasurer. Prior to that, Mr. Bresingham served as Chief Financial Officer of Prime Borrower from July 2015 to October 2016. From April 2010 to June 2015, Mr. Bresingham served as the Chief Financial Officer of Protection One. Prior to joining the Company, Mr. Bresingham served as Chief Financial Officer of Stanley Convergent Security Solutions from January 2007 through April 2010 and was the Controller of HSM Electronic Protection Services from November 2004 to January 2007. Mr. Bresingham also has senior management experience in the telecommunications industry and public accounting experience from his time at Arthur Andersen and PricewaterhouseCoopers. Mr. Bresingham holds a bachelor’s degree in Accounting from the University of Illinois at Urbana-Champaign and an M.B.A. from the University of Chicago.

Jeffrey Likosar is our Executive Vice President, Chief Financial Officer and (since March 2018) Treasurer. From February 2014 to September 2016, Mr. Likosar served as CFO of Gardner Denver, a leading global provider of high-quality industrial equipment, technologies, and services to a broad and diverse customer base through a family of highly recognized brands. Mr. Likosar was responsible for all aspects of the financial function in this role. From November 2008 to February 2014, Mr. Likosar served in various capacities at Dell Inc., a privately-owned multinational computer technology company, including as Chief Financial Officer, End User Computing and Operations, and Vice President of Financial Planning and Analysis and Acquisition Integration. Prior to joining Dell, Mr. Likosar spent most of his career at GE across the Appliances, Plastics, and Aviation Divisions. His roles included Chief Financial Officer of Resins (in GE’s Plastics Division) and Chief Financial Officer of Military Systems (in GE’s Aviation Division), in addition to various other roles in the Plastics and Appliances Divisions. Mr. Likosar began his career at GE Appliances as an analyst in the Financial Management Program and holds a bachelor’s degree in Business Administration from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.

David Smail is our Executive Vice President, Chief Legal Officer and Secretary. From August 2015 to September 2018, Mr. Smail served as Executive Vice President & Chief Legal Officer for Scientific Games Corporation, a leading developer and provider of technology-based products, systems, platforms, and services for the global gaming and lottery industries. Prior to that he held the role of Executive Vice President & General Counsel at Morgans Hotel Group, an international hospitality company, and before that was Executive Vice President and Group General Counsel of global advertising and communications services business Havas S.A. He also was previously a partner in the international law firm Hogan Lovells (previously Hogan & Hartson). Mr. Smail holds a bachelor’s degree in Biology and French from Macalester College and a Juris Doctor degree from Harvard Law School.

Donald Young is our Executive Vice President, Field Operations and Chief Information Officer. Previously Mr. Young was our Senior Vice President and Chief Information Officer from May 2016 to December 2018. Mr. Young served as the Chief Operating Officer and Chief Information Officer of Prime Borrower from July 2015 to May 2016, and for Protection One from June 2010 to July 2015. Mr. Young joined the alarm industry in 1988 after serving four years in the United States Air Force as a Computer Programmer Analyst. In 1988, Mr. Young first joined SecurityLink as Operations Manager. In 2001, Mr. Young became SecurityLink’s Chief Information Officer. Following the sale of SecurityLink, he was the Vice President of Information Technology at ADT Security Services, Inc. Mr. Young became Chief Information Officer at HSM in 2004. After the January 2007 sale of HSM to StanleyWorks, he was retained as Chief Information Officer of Stanley Convergent Solutions through May 2010.

Jay Darfler is our Senior Vice President, Emerging Growth Markets and has served in this position since May 2016. Previously, Mr. Darfler served as Vice President, Product Development & Connected Home of Cross Country Home Services from 2012 to 2016. Mr. Darfler has also served as Vice President and Divisional

Merchandise Manager, Services for OfficeMax. Mr. Darfler has nearly 20 years of experience in emerging markets and commercializing new products and/or services. Mr. Darfler graduated from the University of Illinois at Urbana-Champaign with a degree in Finance.

Jamie E. Haenggi is our Senior Vice President, Chief Customer Officer. Previously, Ms. Haenggi was our Senior Vice President and Chief Growth Officer from March 2018 to July 2018 and our Senior Vice President and Chief Sales and Marketing Officer from July 2015 to March 2018. Previously, Ms. Haenggi was the Chief Revenue Officer of Protection One from June 2010 to June 2015. Ms. Haenggi has spent over 20 years in the security industry in a wide range of sales, marketing, and operational positions. Prior to working at Protection One, Ms. Haenggi served as Chief Marketing Officer at Vonage. She has also held leadership positions at National Guardian, Holmes Protection, and ADT Security Services, Inc. At ADT Security Services, Inc., she served as Vice President of Marketing and later as Vice President of Worldwide Marketing. Ms. Haenggi received her bachelor’s degree in International Relations and Japanese from the University of Minnesota.

Jochen Koedijk is our Senior Vice President, Chief Marketing Officer and has served in this role since July 2018. Previously, Mr. Koedijk was at Chewy.com where he served as Vice President, Marketing from 2017 until July 2018. Prior to Chewy.com, Mr. Koedijk held roles at Amazon and Electronic Arts. During his time at Amazon from 2014 to 2017, he led worldwide Social Media and New Channel Advertising. As a member of Electronic Arts’ digital business unit leadership team, Mr. Koedijk led in-house global performance marketing operations for the company’s Console, PC, and Mobile games business lines. Mr. Koedijk has nearly 20 years of experience in marketing and web development in the eCommerce retail and video games industries in the U.S. and Europe. Mr. Koedijk received a master’s degree in Business Administration and a master’s degree in Social Sciences from the VU University in Amsterdam, The Netherlands.

Kenneth Porpora is our Senior Vice President, Chief Growth Officer, and has served in this role since December 1, 2018. Mr. Porpora was previously our President, Field Operations from August 2015 to December 2018. Mr. Porpora was the Chief Financial Officer of the Residential Business at The ADT Corporation from October 2013 to August 2015 and held various financial and data analytics leadership roles at ADT from 2009 to October 2013. Mr. Porpora has spent 20 years in the security industry, in a wide range of finance, sales, marketing, data analytics, and operational positions. Mr. Porpora received his bachelor’s degree in Finance from Florida Atlantic University.

Amelia O. Pulliam is our Senior Vice President, Chief Human Resources Officer, and has served in this position since August 2016. In this role, she is responsible for leading all aspects of the company-wide human resources strategy and people practices for the Company’s employees across the U.S. and Canada. Ms. Pulliam joined the Company in August 2014 as Vice President, Talent Management, and was responsible for developing the talent and assessment practices for the company. Prior to joining the Company, Ms. Pulliam was with Coca Cola Enterprises from 2007 to 2014, and in her last post served as Vice President, HR Strategy/M&A and Employee Communications. Ms. Pulliam has nearly 20 years of experience in the field of Human Resources spanning the retail, manufacturing, and services industries in the U.S. and Europe. Ms. Pulliam graduated from the University of South Florida with a degree in Criminology.

Zachary Susil is our Vice President, Controller and Chief Accounting Officer. Mr. Susil was appointed Chief Accounting Officer on April 25, 2019 and has served as Vice President and Controller since January 2017. Previously, Mr. Susil served as Director of External Reporting and Accounting Research and Policy for The ADT Corporation from November 2015 to December 2016 and Director of Accounting Research and Policy from March 2015 to October 2015. Mr. Susil held various accounting positions at The ADT Corporation from September 2012. Prior to joining The ADT Corporation, Mr. Susil held positions at Tyco International Ltd and Ernst & Young LLP. Mr. Susil has more than 10 years of accounting experience and is a Certified Public Accountant in the state of Florida. Mr. Susil graduated from the University of Florida with both a bachelor’s and a master’s degree in Accounting.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section of the Proxy Statement describes in detail the Company’s executive compensation philosophy and programs, as well as the compensation decisions made by the Compensation Committee and the factors which were considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our NEOs who, for fiscal year 2018, are listed below.

Name	Title
James D. DeVries	President (until December 2018) and, since December 2018, President & Chief Executive Officer

Jeffrey Likosar	Executive Vice President and Chief Financial Officer (until March 2018) and, since March 2018, Executive Vice President, Chief Financial Officer and Treasurer

Daniel M. Bresingham	Executive Vice President, Treasurer, and Chief Administrative Officer (until March 2018), Executive Vice President and Chief Administrative Officer (until December 2018), and, since December 2018, Executive Vice President, Commercial

Jamie E. Haenggi	Senior Vice President and Chief Sales and Marketing Officer (until March 2018), Senior Vice President and Chief Growth Officer (until July 2018), and, since July 2018, Senior Vice President and Chief Customer Officer

Donald Young	Senior Vice President and Chief Information Officer (until December 2018) and, since December 2018, Chief Information Officer and Executive Vice President, Field Operations

Timothy J. Whall	Chief Executive Officer (until November 2018)

Effective November 30, 2018, Mr. Whall retired from his position as Chief Executive Officer of the Company but remains an active member of the Company’s Board of Directors. In connection with Mr. Whall’s retirement, Mr. DeVries, who previously served as the Company’s President, was appointed by the Board of Directors to serve as the Company’s Chief Executive Officer, effective December 1, 2018.

Executive Compensation Philosophy

The Company’s executive compensation program is guided by the following principles, which make up our executive compensation philosophy:

Pay for Performance. Compensation opportunities are designed to align executives’ pay with the Company’s performance and are focused on producing sustainable long-term growth.

Attract, Promote and Retain Talented Management Team. We compete for talent with other companies both smaller and larger and both in our market and in other industries. To attract and retain executives with the experience necessary to achieve our business goals, compensation must be competitive and appropriately balanced between fixed compensation and at-risk compensation.

Align Interests with Interests of Stockholders. We believe that management should have a significant financial stake in the Company to align their interests with those of the stockholders and to encourage the creation of long-term value. Therefore, equity awards make up a substantial component of executive compensation.

Our executive compensation program has three key elements, which have been designed to reflect the above mentioned principles: base salary, annual cash incentive compensation, and long-term equity compensation. We also provide limited perquisites and retirement benefits to our NEOs.

Prior to our Initial Public Offering in January 2018, our executive compensation program promoted direct ownership in the business, alignment of the interests of management with our Sponsor, and a focus on long-term success. Prior to our Initial Public Offering, each NEO had made a direct investment in Prime Security Services TopCo Parent, L.P. (“Prime TopCo LP”) and was granted profits interests under the LP Agreement (as defined below), 50% of which vest based on performance and the remaining 50% of which vest based on service. Following our Initial Public Offering, our executive compensation program continued to have a significant equity compensation component. As both a private company and a newly public company, we have aimed to ensure that the base salary and target annual incentive levels of each NEO are competitive to appropriately retain and reward our NEOs for their ongoing service and achievements.

We believe that the design of our executive compensation program and our compensation practices support our compensation philosophy. Each year, our Compensation Committee evaluates our compensation philosophy to determine whether it should be adjusted to take into account our status as a publicly traded company, as well as each of the elements of our compensation program, and may make changes as it deems appropriate.

Process for Determining Executive Officer Compensation (including NEOs)

Role of Compensation Committee

Our Compensation Committee is responsible for, among other things, overseeing our overall compensation structure, policies and programs, assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management and employees, and reviewing the performance of and recommending to the Board of Directors the approval of the compensation awarded to our Chief Executive Officer, executive officers and other senior officers subject to the filing requirements of Section 16 of the Exchange Act.

Role of Management

In making determinations with respect to executive compensation for executive officers, our Compensation Committee considers input from the Chief Executive Officer. The Chief Executive Officer provides insight to the Compensation Committee on specific decisions and recommendations related to the compensation of the executive officers other than himself. Our Compensation Committee believes that the input of the Chief Executive Officer with respect to the assessment of individual performance, succession planning and retention is a key component of the process.

Role of Independent Compensation Consultant

The Compensation Committee has the authority to retain, compensate, and terminate an independent compensation consultant and any other advisors necessary to assist in its evaluation of executive compensation and any other advisors necessary to assist it in its evaluation of non-management director, Chief Executive Officer or other senior officer and senior executive compensation.

The Board of Directors retained Pearl Meyer & Partners, LLC (“Pearl Meyer”), a compensation consulting firm, as its independent external advisor to assist it in its evaluation of non-management director, Chief Executive Officer, and other senior executive compensation, and to provide guidance with respect to developing and implementing our compensation philosophy and programs as a public company. Pearl Meyer does not provide other services to us, except at the direction of our Board of Directors or Compensation Committee. We do not have any other relationships with Pearl Meyer.

2018 Advisory Vote on Executive Compensation

At our 2018 annual meeting of stockholders, approximately 99% of the shares voted were cast in favor of the 2017 compensation of our NEOs and our compensation philosophy, policies and practices.

We recognize that the business and executive compensation environments continue to evolve, and we are committed to having compensation programs and practices that support our business objectives, promote good corporate governance and align executive pay with our performance. The compensation committee will continue to consider the results from this year’s and future advisory stockholder votes regarding our executive compensation programs. See “Proposal 2 – Advisory Vote to Approve the Compensation of our Named Executive Officers (Say on Pay)” for additional information.

Elements of Executive Compensation

The Company’s total direct compensation program consists of three main elements: base salary, annual cash incentives, and equity-based long-term incentives. A significant majority of our NEOs’ total direct compensation is performance-based and at risk. The Company also provides various benefit and retirement programs, as well as an annual executive physical for our NEOs (and executive officers). The table below provides an overview of the elements of the Company’s executive compensation program, a brief description of each compensation element, and the reason for inclusion in the executive compensation program.

Compensation Element	Brief Description	Objectives
Base Salary	Fixed compensation	*	To attract and retain top talent with the experience, skills, and abilities critical to the long-term success of the Company

		*	To reward sustained success in meeting or exceeding key corporate or business objectives through merit increases

Annual Cash Incentive Bonuses	Variable, performance-based cash compensation	*	To drive Company performance against key strategic goals that are aligned with the interests of stockholders, including our Sponsor

		*	To recognize individuals based upon their performance against goals and objectives aligned to the delivery of key strategic priorities

		*	Performance-based and not guaranteed

Long-Term Incentives—Equity Based	Variable, equity-based compensation to promote achievement of longer-term performance objectives	*	To directly align the interests of executives with the interests of stockholders, including our Sponsor
		*	To support focus on long-term, sustainable Company performance, and to drive retention of key talent

Investment Requirement	Ability to make a direct investment in Prime TopCo LP alongside our Sponsor	*	To align executives’ and our Sponsor’s interests and to encourage executives to have “skin in the game” through direct ownership

Compensation Element	Brief Description	Objectives
Employee Benefits and Perquisites	Includes medical, dental, and disability plans, as well as relocation programs and limited perquisites	*	To promote health, wellness and well-being of executives

Retirement Programs	Includes both retirement savings plan and deferred compensation plan, as applicable	*	To provide for basic retirement for our executives

Our executive compensation program also provides for retention bonuses where appropriate, cash severance payments and benefits tied to provisions within each NEO’s employment agreement, and accelerated vesting of equity awards in the event of certain terminations of employment following a change in ownership of our business.

2018 Base Salary

Each NEO is party to an employment agreement that provides for a fixed base salary, subject to annual review by our Compensation Committee. Base salaries may be increased, but, under the terms of the employment agreements, may not be decreased. The Compensation Committee reviews base salary levels on an annual basis to determine whether the base salary level is appropriate given the NEO’s job responsibilities, experience, value to the Company, and market level. Base salary levels are determined taking into consideration all elements of compensation as a whole, and based on individual position, experience, and competitive market base salaries for similar positions, but we do not specifically target or “benchmark” base salaries against any particular company or peer group.

In December 2017, the Executive Committee reviewed base salaries of our NEOs and, based on individual performance and an assessment of market factors, determined that the base salaries should be adjusted upward with an effective date of January 1, 2018 for Mr. Whall, Mr. DeVries and Mr. Likosar. The new base salaries for each were $1,000,000, $675,000 and $520,000, respectively.

In April 2018, the Compensation Committee approved base salary increases for Mr. Likosar to $530,400 and Ms. Haenggi to $450,000 based upon its review of each NEO’s performance, as well as other factors such as their experience, compensation benchmark market data and relative internal pay positioning.

In connection with Mr. DeVries’ appointment as Chief Executive Officer, it was determined that it was appropriate in light of Mr. DeVries’ new role and responsibilities and overall performance and contributions to the Company to increase his annual base salary from $675,000 to $1,000,000, effective December 1, 2018.

The following are the actual base salaries for each of the NEOs as of December 31, 2018 (actual salary amounts for 2018 appear in the Summary Compensation Table on page 30).

Name	Base Salary December 31, 2017	Base Salary December 31, 2018	Increase %
James D. DeVries	$520,000	$1,000,000	92.3%
Jeffrey Likosar	$504,548	$530,400	5.1%
Daniel M. Bresingham	$510,000	$510,000	0.0%
Jamie E. Haenggi	$441,000	$450,000	2.04%
Donald Young	$510,000	$510,000	0.0%
Timothy J. Whall	$707,000	$1,000,000	41.4%

Annual Incentive Compensation

The second component of executive officer compensation is an annual cash incentive based on Company performance. Tying a portion of total compensation to annual Company performance permits us to adjust the performance metrics each year to reflect changing objectives and to emphasize those that may be of special importance for a particular year. Through the annual incentive program, we seek to provide an appropriate amount of short-term cash compensation that is at risk and tied to the achievement of certain short-term performance goals.

For 2018, the target bonus opportunities for our NEOs were as follows:

Name	January 1, 2018 Target Bonus % of Base Salary
James D. DeVries	100%
Jeffrey Likosar	100%
Daniel M. Bresingham	100%
Jamie E. Haenggi	70%
Donald Young	100%
Timothy J. Whall	125%

In connection with Mr. DeVries’ appointment as Chief Executive Officer, it was determined that it was appropriate in light of Mr. DeVries’ new role and responsibilities and overall performance and contributions to the Company to increase his annual target bonus opportunity from 100% of his annual base salary to 125% of his annual base salary, effective December 1, 2018.

For the 2018 fiscal year, the Executive Committee approved an annual incentive plan (the “2018 AIP”) with a design that reflects the Company’s focus as a primarily subscriber-based business with significant recurring monthly revenues. The metrics utilized in the 2018 AIP were selected to drive results in those categories that the Executive Committee believed would have the most significant impact on the success of our subscriber-based business. To further emphasize the importance of delivering on the Adjusted EBITDA goal for 2018, the Executive Committee determined that the Company must achieve Adjusted EBITDA at least equal to the threshold level in order for any 2018 AIP awards to be earned. The metrics utilized for the 2018 fiscal year, as well as the respective weightings for each metric, are set forth below.

Performance Metric	Weighting	Performance Target(b)	Actual Performance(c)	Payout as a % of Target	Overall Weighted Business Performance
Adjusted EBITDA(a)	40%	$2,475	$2,453	99.1%	31.4%
Net Recurring Monthly Revenue(d)	40%	$11.6	$12.0	103.4%	45.2%
Revenue Payback Period(e)	20%	2.43x	2.41x	100.8%	23.9%

TOTAL					100.5%

(a)

Adjusted EBITDA is defined as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) purchase accounting adjustments under GAAP, (vii) merger, restructuring, integration, and other, (viii) goodwill impairment losses, (ix) financing and consent fees, (x) foreign currency gains/losses, (xi) losses on extinguishment of debt, (xii) radio conversion costs, (xiii) management fees and other charges, and (xiv) other non-cash items. The Adjusted EBITDA metrics shown in the table are reported in millions.

(b)	For the metrics Adjusted EBITDA and Net Recurring Monthly Revenue, higher actual numbers lead to a greater payout. For the metric Revenue Payback Period, lower actual numbers lead to a greater payout.

(c)	The Actual Performance indicated in the table is based on 2018 performance which includes the acquisition of Fire & Security Holdings, LLC (“Red Hawk”), which was acquired by ADT in December 2018.
(d)

Net Recurring Monthly Revenue is defined as incremental monthly recurring revenue as calculated by Current Year Ending Recurring Monthly Revenue less Prior Year Ending Recurring Monthly Revenue. The Net Recurring Monthly Revenue metrics shown in the table are reported in millions.

(e)

Revenue payback period measures the net subscriber acquisitions cost (SAC) incurred in the period divided by the recurring monthly revenue added during the period, and represents the approximate time, in years, required to recover our SAC through contractual monthly recurring fees. Net subscriber acquisition cost represents the costs of acquiring new customers and installation expenditures, net of installation revenues.

The Company’s performance against the metrics presented above, including the Overall Weighted Business Performance results of approximately 100% of the target, include the results of Red Hawk, which was acquired by the Company on December 3, 2018. The Net Recurring Monthly Revenue metric would have been below threshold without the addition of Red Hawk. In consideration of this and other factors, the Compensation Committee and Board exercised negative discretion and decided to set the 2018 AIP payout at 80%. The Compensation Committee and Board believes that this 80% payout more accurately reflects the overall performance of the Company for the 2018 fiscal year.

Non-GAAP Measures

To provide investors with additional information in connection with our results as determined by GAAP, we disclose Adjusted EBITDA as a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

Adjusted EBITDA

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) purchase accounting adjustments under GAAP, (vii) merger, restructuring, integration, and other, (viii) goodwill impairment losses, (ix) financing and consent fees, (x) foreign currency gains/losses, (xi) losses on extinguishment of debt, (xii) radio conversion costs, (xiii) management fees and other charges, and (xiv) other non-cash items.

There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income as calculated in accordance with GAAP. In addition, Adjusted EBITDA may be presented on a supplemental pro forma basis.

The following table summarizes the calculation of bonuses for fiscal year 2018 paid to each of the NEOs.

Name	Base Salary	Bonus Target %	Bonus Target	Business Performance	Actual Bonus Paid for Fiscal Year 2018
James D. DeVries(1)	$702,603	103%	$723,836	80%	$579,069
Jeffrey Likosar	$530,400	100%	$530,400	80%	$424,320
Daniel M. Bresingham	$510,000	100%	$510,000	80%	$408,000
Jamie E. Haenggi	$450,000	70%	$315,000	80%	$252,000
Donald Young	$510,000	100%	$510,000	80%	$408,000
Timothy J. Whall(2)	$1,000,000	125%	$1,250,000	80%	$915,068

(1)

In connection with Mr. DeVries’ appointment as Chief Executive Officer on December 1, 2018, Mr. DeVries’ annual base salary was increased to $1,000,000, and his annual target bonus increased to 125% of his annual base salary. As a result, the 2018 Base Salary, Bonus Target percentage, and Bonus Target for Mr. DeVries is pro-rated based on the effective date of his appointment to Chief Executive Officer.

(2)

In connection with Mr. Whall’s retirement effective November 30, 2018, his annual bonus target was pro-rated based on the total number of days of service completed until the date of retirement. Actual bonus payment is based solely on the actual level of achievement of the applicable performance goals for the year.

Long-Term Equity Compensation

The Company’s long-term incentive compensation program is designed to provide a significant portion of our executives’ compensation opportunity in equity-based instruments. We believe that long-term equity compensation is important to assure that the interests of our executives are aligned with those of our stockholders, thus promoting value-creation for our executives and our stockholders. The annual equity award grant process occurs in conjunction with our annual assessment of individual performance and potential and takes into account the competitive compensation landscape. In addition to annual grants, the Company may make equity grants in certain other circumstances, such as for new hires or promotions, or to recognize an individual’s extraordinary contributions to the Company.

Initial Public Offering Equity Awards

In connection with our Initial Public Offering in January 2018, our Board of Directors adopted, and our stockholders approved, our 2018 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), pursuant to which we are permitted to grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), or other stock-based awards as permitted under the Omnibus Incentive Plan. The Omnibus Incentive Plan is designed to align the interests of our management team with our stockholders.

In connection with our Initial Public Offering, we granted equity awards to our NEOs under the Omnibus Incentive Plan as part of our fiscal year 2018 compensation program. The award mix and target value of such awards was weighted 50% in the form of stock options and 50% in the form of RSUs. Stock options granted to our employees, including our NEOs, in connection with our Initial Public Offering have a term of ten years, and, generally (other than the stock options granted in connection with the redemption of the Class B Units as described below), will cliff vest on the third anniversary of the date of grant, subject to the recipient’s continued employment with the Company through such date. RSUs granted in connection with our Initial Public Offering generally will cliff vest on the third anniversary of the date of grant, subject to the recipient’s continued employment with the Company through such date.

Pre-Initial Public Offering Equity Awards

Prior to our Initial Public Offering, each of our NEOs was granted profits interests (i.e., Class B Units in Prime TopCo LP (“Class B Units”)) under the LP Agreement. Class B Units allowed the NEOs to share in the future appreciation of Prime TopCo LP, subject to certain vesting conditions, including both service-based vesting (based on continued employment) and performance-based vesting (based on the return achieved by our Sponsor), as described in more detail below. These Class B Units were designed to foster a long-term commitment to us by our NEOs, provide a balance to the short-term cash components of our compensation program, align a portion of the NEOs’ compensation to the interests of our Sponsor, promote retention, and reinforce our pay-for-performance structure.

The Class B Units were issued pursuant to the terms of a Class B Unit award agreement between Prime TopCo LP and each NEO. Class B Units represent an ownership interest in Prime TopCo LP providing the holder with the opportunity to receive, upon a “Realization Event” (as defined below), a return based on the appreciation of Prime TopCo LP’s equity value from the date of grant. These Class B Units were issued as an upfront grant designed to provide a long-term incentive for five years following the grant date. The awards were structured so that if Prime TopCo LP’s equity value were to appreciate, the executive would share in the growth in value from the date of grant solely with respect to the vested portion of the executive’s Class B Units. If Prime TopCo LP’s equity were to not appreciate in value or to decrease in value in the future, then the Class B Units would have no value. Grantees were not required to make any capital contribution in exchange for their Class B Units, which were awarded as compensation. Class B Units have no voting rights, and Prime TopCo LP may from time to time distribute its available cash to holders of Class B Units along with its other equity holders.

These equity awards functioned as a retention device because 50% of the Class B Units subject to each award were scheduled to vest ratably over a five-year period (20% per year), subject to the NEO’s continued employment on each annual vesting date (the “Service Tranche”). The unvested portion of the Service Tranche would have also vested on the earlier of (i) the six-month anniversary of a change in control (which included an initial public offering of the Company) or (ii) the NEO’s termination without cause or for good reason within six months following a change in control, whichever event occurred first.

To reinforce the pay-for-performance structure and alignment with interests of our stockholders, the remaining 50% of the Class B Units subject to each award were scheduled to vest only upon satisfaction of certain performance thresholds (the “Performance Tranche”). Fifty percent of the Performance Tranche would have vested only if, as of any measurement date (i.e., any date on which our Sponsor received cash distributions and/or cash proceeds in respect of Class A Units in Prime TopCo LP (“Class A Units”)), our Sponsor had achieved a multiple of invested capital (“MOIC”) of 1.75, and the remaining 50% of the Performance Tranche would have vested only if, as of any measurement date, our Sponsor had achieved a MOIC of 2.0, provided, however, that in the event that a Realization Event occurred on or prior to July 1, 2018, 50% of the Performance Tranche would have vested if our Sponsor had achieved, on or prior to July 1, 2018, an internal rate of return (“IRR”) of at least 17.5%. One hundred percent of the Performance Tranche would have vested if our Sponsor had achieved, on or prior to July 1, 2018, an IRR of at least 25%.

For purposes of the Class B Unit award agreements, a “Realization Event” meant the first occurrence of any of the following: (i) a liquidation of Prime TopCo LP and its subsidiaries; (ii) a transfer of all or substantially all of the assets of Prime TopCo LP and its subsidiaries to a person or group other than our Sponsor or its affiliates; (iii) a sale or other disposition by our Sponsor, to a person or group other than our Sponsor and its affiliates, in either case, of 50% or more of the Class A Units held by our Sponsor, respectively, as of May 2, 2016; or (iv) a qualified initial public offering of Prime TopCo LP (as defined in the LP Agreement).

Simultaneously with our Initial Public Offering, each holder of Class B Units (including the NEOs holding any such units) had his or her entire Class B interest in Prime TopCo LP redeemed in full for the number of shares of our common stock that would have been distributed to such holder under the terms of the LP Agreement if Prime TopCo LP were to distribute to its partners in-kind all of the shares of our common stock that it holds, valuing such shares at our Initial Public Offering price, in a hypothetical liquidation on the date of our Initial Public Offering (such shares, the “Distributed Shares”). The redemption of Class B Units for Distributed Shares did not result in any accelerated vesting of such Class B Units; the Distributed Shares distributed in redemption of vested Class B Units were fully vested upon such distribution, and the Distributed Shares distributed in redemption of unvested Class B Units were unvested upon such distribution, and remain eligible to vest pursuant to the same vesting schedule as the unvested Class B Units in respect of which they are distributed (i.e., 50% of the Distributed Shares will be subject to vesting based on our Sponsor’s realizing specified multiples of invested capital, and the remainder of the Distributed Shares that are not already vested will generally remain subject to service-based vesting over the remainder of the vesting period (including, for the avoidance of doubt, accelerated vesting on the six-month anniversary of our Initial Public Offering or earlier upon a qualifying termination following our Initial Public Offering) applicable to the corresponding Class B Units).

In addition to the vesting terms, each individual who received Distributed Shares in redemption of his or her Class B Units in connection with our Initial Public Offering was required to execute a joinder to the Company’s Amended and Restated Management Investor Rights Agreement (the “MIRA”). Under the MIRA, the Distributed Shares are generally subject to transfer restrictions, repurchase rights, and piggy-back registration rights in connection with certain offerings of our common stock.

In addition, each individual who received Distributed Shares in the above-described redemption of his or her Class B Units also received a grant of stock options under the Omnibus Incentive Plan (the “Top-Up Options”). The intended purpose of coupling the Top-Up Option grants with the distribution of Distributed Shares is to preserve the intended percentage of the future appreciation of Prime TopCo LP that the Class B Units would have been allocated had they not been redeemed in connection with our Initial Public Offering. The Top-Up Options have an exercise price equal $14.00 per share of common stock and a term of ten years from the date of grant. The Top-Up Options were partially vested and partially unvested at grant, in the same proportion as the Class B Units held by the recipient immediately prior to the above-described redemption. The unvested portion of the Top-Up Options are eligible to vest pursuant to the same vesting schedule as the unvested Distributed Shares held by the recipient of such stock options. Any shares of our common stock acquired upon exercise of the Top-Up Options are subject to the terms of the MIRA.

In accordance with applicable SEC rules, the table entitled “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” each include as compensation for each NEO a non-cash accounting charge representing the incremental fair value associated with the modification (as determined under generally accepted accounting principles) of Class B Unit awards as a result of the redemption of such units for Distributed Shares.

Investment Requirement

Prior to our Initial Public Offering, each of our NEOs was required to make a direct investment in Prime TopCo LP alongside our Sponsor through the purchase of Class A-2 Units of Prime TopCo LP (“Class A-2 Units”). We believe that this investment requirement has provided our management team with a desirable level of direct ownership in the business and a sufficient level of capital at risk, thereby reinforcing our goal of aligning the interests of management with the interests of our Sponsor.

Sign-On Retention Bonus

As part of their respective sign-on compensation packages, Messrs. DeVries and Likosar were each granted a retention bonus opportunity, which was designed to increase their equity ownership in the business through the purchase of Class A-2 Units of Prime TopCo LP (and following our Initial Public Offering, shares of our common stock). Further details of Messrs. Likosar’s and DeVries’ respective retention bonuses are described following the tabular disclosure below under the headings “—Employment Agreements” and “—Potential Payments Upon Termination or Change in Control.”

Employment Agreements

Each of our NEOs is party to an employment agreement with one of our operating subsidiaries, which specifies the terms of the executive’s employment, including certain compensation levels, and is intended to assure us of the executive’s continued employment and to provide stability in our senior management team.

In connection with our Initial Public Offering, each of Messrs. Bresingham, Whall, and Young and Ms. Haenggi entered into an amended and restated employment agreement with The ADT Security Corporation and each of Messrs. DeVries and Likosar entered into an amended and restated employment agreement with ADT LLC. In addition to the terms of these agreements described under “—Employment Agreements” below, the employment agreements provide for certain severance payments and benefits following a termination of employment under certain circumstances. For details on the severance payment and benefits under each NEO’s respective employment agreement and Class B Unit award agreement, see “—Potential Payments Upon Termination or Change in Control.”

Supplemental Savings and Retirement Plan

All of our NEOs are eligible to participate in the ADT Supplemental Savings and Retirement Plan (the “SSRP”), a deferred compensation plan that permits the elective deferral of base salary and annual performance-based bonus for executives in certain career bands. The SSRP provides eligible employees the opportunity to:

•	contribute retirement savings in addition to amounts permitted under the ADT Retirement Savings and Investment Plan (the “RSIP”);

•	defer compensation on a tax-deferred basis and receive tax-deferred market-based growth; and

•	receive any Company contributions that were reduced under the RSIP due to IRS compensation limits.

Executive Benefits and Perquisites

The Company’s executive officers, including the NEOs, are eligible to participate in the benefit plans that are available to substantially all of the Company’s employees, including defined contribution savings plans (e.g., the RSIP), medical, dental and life insurance plans and long-term disability plans. Additionally, the Company provides relocation benefits when a move is required, as well as certain limited perquisites to the NEOs. None of the NEOs participate in a defined benefit pension plan.

We provide limited perquisites to our NEOs, including a monthly auto allowance for Messrs. Bresingham, Whall, and Young, and Ms. Haenggi, an annual executive physical for all of our NEOs, and for Mr. DeVries we provide reimbursement for certain personal housing expenses and certain work-related travel expenses that, in each case, do not qualify as reimbursable business-related expenses, up to an annual maximum of $75,000 and an additional income tax gross-up payment related to such actual taxable reimbursements incurred.

Other Compensation Policies and Practices

In connection with our Initial Public Offering, the Board of Directors developed certain policies and practices, including an insider trading and an anti-hedging policy, to ensure that our compensation programs appropriately align the interests of our executives with the interests of our stockholders.

According to the Company’s anti-hedging policy, personnel of the Company and their household and immediate family members are prohibited from engaging in transactions regarding puts, calls, warrants, cashless collars, options or similar instruments involving securities of the Company, or selling such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery), other than the exercise of a Company-issued stock option.

Tax and Accounting Considerations

Section 162(m) of the Code

For income tax purposes, following an initial transition period, public companies may not deduct any portion of compensation that is in excess of $1 million paid in a taxable year to certain “covered employees,” including our NEOs, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Once an individual becomes a “covered employee” under Section 162(m) of the Code, all current and future compensation to these individuals will remain subject to the limitation under Section 162(m).

We expect to be eligible for transition relief from the deduction limitations until our first stockholder meeting at which directors are elected that occurs in 2022. These tax effects are only one factor considered by our Compensation Committee when entering into compensation arrangements. Our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) of the Code if those requirements would impair flexibility in compensating our NEOs in a manner that can best promote our corporate objectives. We intend to continue to compensate our executive officers in a manner consistent with the best interests of our stockholders and reserve the right to award compensation that may not be deductible under Section 162(m) of the Code where the Company believes it is appropriate to do so.

Section 280G of the Code

Section 280G of the Code disallows a tax deduction with respect to certain payments to executives of companies that undergo a change in control, and Section 4999 of the Code imposes a 20% penalty on the individual receiving “excess parachute payments.” Generally, parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans, including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation.

The employment agreements with our NEOs provide that, to the extent an NEO would be subject to Section 280G or 4999 of the Code, the NEO’s parachute payments would be reduced to the extent that no portion of the payment shall be subject to the excise tax, but only if the NEO’s net after-tax benefit would exceed what the net after-tax benefit would have been if such reduction were not made and the NEO paid the applicable excise tax. We do not provide for excise tax gross-ups to our NEOs.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Members of the Compensation Committee:

Marc E. Becker, Chairman

Reed B. Rayman

Andrew D. Africk

The Report of the Compensation Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

Summary Compensation Table

The information set forth in the following table reflects compensation paid or earned by the NEOs for fiscal years 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
James D. DeVries	2018	690,769	2,929,413	1,749,147	11,873,605	579,069	120,612	17,942,615
President (until December 2018) and, since December 2018, President & Chief Executive Officer	2017	513,078	466,299	169,087	—	563,160	14,526	1,726,150
	2016	303,387	298,552	4,959,885	—	—	—	5,561,824

Jeffrey Likosar	2018	527,303	35,720	2,035,908	8,495,902	424,320	105,593	11,624,746
Executive Vice President and Chief Financial Officer (until March 2018) and, since March 2018, Executive Vice President, Chief Financial Officer and Treasurer	2017	502,974	537,078	173,254	—	546,425	143,480	1,903,211
	2016	102,865	101,749	5,082,107	—	—	71,037	5,357,758

Daniel M. Bresingham	2018	510,000	—	1,577,190	7,465,933	408,000	19,702	9,980,825
Executive Vice President, Treasurer, and Chief Administrative Officer (until March 2018), Executive Vice President and Chief Administrative Officer (until December 2018), and, since December 2018, Executive Vice President, Commercial	2017	504,617	—	167,479	—	552,330	20,529	1,244,955
	2016	446,667	411,633	2,321,599	—	—	15,748	3,195,647

Jamie E. Haenggi	2018	447,567	—	1,394,729	6,442,226	252,000	7,641	8,544,163
Senior Vice President and Chief Sales and Marketing Officer (until March 2018), Senior Vice President and Chief Growth Officer (until July 2018), and, since July 2018, Senior Vice President and Chief Customer Officer	2017	437,030	—	143,553	—	286,399	8,574	875,556

Donald Young	2018	510,000	—	1,577,190	7,465,933	408,000	26,603	9,987,726
Senior Vice President and Chief Information Officer (until December 2018) and, since December 2018, Chief Information Officer and Executive Vice President, Field Operations	2017	498,848	—	167,479	—	552,330	13,510	1,232,167
	2016	456,667	419,130	2,321,599	—	—	15,748	3,213,144

Timothy J. Whall	2018	936,673	—	18,143,011	15,605,211	915,068	156,147	35,756,110
Chief Executive Officer (until November 2018)	2017	705,386	—	254,208	—	957,101	20,724	1,937,419
	2016	572,727	857,500	3,523,855	—	—	15,748	4,969,830

(1)

The amounts in this column represents the value of the retention bonus, including the distribution bonus (in respect of accrued distributions on the Class A-2 Units of Prime TopCo LP underlying the DeVries

Retention Bonus), paid to Mr. DeVries in shares of our common stock, and for Mr. Likosar the value of the distribution bonus (in respect of accrued distributions on the Class A-2 Units of Prime TopCo LP underlying the Likosar Retention Bonus) paid to Mr. Likosar in connection with the vesting of the second installment of the Likosar Retention Bonus, in each case, payable in accordance with the terms of their respective employment agreements.
(2)

The values in the “Stock Awards” column for fiscal year 2018 reflects the grant date fair value of RSU awards made in connection with the Initial Public Offering and a non-cash accounting charge representing the incremental fair value associated with the January 16, 2018, modification in connection with the redemption of Class B Units, in each case computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation,” (“FASB ASC Topic 718”). The increase in fair value associated with the January 16, 2018, modification in connection with the redemption of Class B Units is as follows: Mr. DeVries $649,153; Mr. Likosar $665,151; Mr. Bresingham $1,277,198; Ms. Haenggi $1,094,737; Mr. Young $1,277,198; and Mr. Whall $1,938,616. For Mr. Likosar, the reported value also includes the grant date fair value of the Retention Shares granted in respect of the Likosar Retention Bonus pursuant to the terms of Mr. Likosar’s employment agreement and described in further detail below in the section titled “Employment Agreements.” For Mr. Whall, the reported value also includes an additional $13,954,399 which represents a non-cash accounting charge representing the incremental fair value associated (computed in accordance with FASB ASC Topic 718) with respect to the November 30, 2018, modification to Mr. Whall’s Distributed Shares pursuant to the terms of his Retirement Agreement, which is described in further detail below in the “Employment Agreements” section as well.

(3)

The values in the “Option Awards” column for fiscal year 2018 reflects the fair value associated with both the grant of non-qualified stock options made in connection with the Initial Public Offering and the stock options granted under the Omnibus Incentive Plan in connection with the redemption of each NEO’s Class B Units (the “Top-Up Options”) as described in the “Pre-Initial Public Offering Equity Awards” section above, in each case computed in accordance with FASB ASC Topic 718. The grant date fair value of the Top-Up Options granted in 2018 are as follows: Mr. DeVries $7,803,607; Mr. Likosar $7,995,904; Mr. Bresingham $7,165,934; Ms. Haenggi $6,142,229; Mr. Young $7,165,934 and Mr. Whall $10,876,867. In connection with Mr. DeVries’ appointment as Chief Executive Officer on December 1, 2018, Mr. DeVries was awarded 1,000,000 stock options with a grant date fair value of $2,970,000. For Mr. Whall, the reported value also includes an additional $2,478,345 is reported in this column for Mr. Whall, which represents a non-cash accounting charge representing the incremental fair value associated (computed in accordance with FASB ASC Topic 718) with respect to the November 30, 2018, modification to Mr. Whall’s Top-Up Options pursuant to the terms of his Retirement Agreement.

(4)	The amounts reported in this column were earned under our annual cash incentive bonus program for the applicable year, which is described above. See “Executive Compensation—2018 Annual Bonus Program.”
(5)	Details with respect to the amounts in this column are set forth in the All Other Compensation table below.

Summary Compensation Table—All Other Compensation

The components of the “All Other Compensation” column in the Summary Compensation Table for each NEO are shown in the following table.

Name	Fiscal Year	Retirement Plan Contributions(a) ($)	Miscellaneous(b) ($)	Total All Other Compensation ($)
James D. DeVries	2018	45,081	75,531	120,612

Jeffrey Likosar	2018	28,736	76,857	105,593

Daniel M. Bresingham	2018	12,000	7,702	19,702

Jamie E. Haenggi	2018	—	7,641	7,641

Donald Young	2018	18,901	7,702	26,603

Timothy J. Whall	2018	12,000	144,147	156,147

(a)	Amounts represent matching contributions made by the Company on behalf of each NEO to its tax-qualified 401(k) RSIP and to its non-qualified SSRP, as applicable.
(b)

Miscellaneous compensation in fiscal year 2018 includes: (i) for Mr. DeVries, $27,840 related to certain reimbursed housing expenses and approximately $47,000 in certain work-related travel expenses that did not qualify as reimbursable business expenses. We are currently determining the exact cost of this benefit for Mr. DeVries, but the actual amount will not exceed the amount disclosed in this table. In addition, Mr. DeVries will receive an additional payment in 2019 to gross him up for the taxes on the aforementioned expenses; (ii) the value of a monthly automotive allowance and Company-paid contributions for life insurance benefits for Messrs. Whall, Bresingham, Young, and Ms. Haenggi; (iii) relocation benefits valued at $18,230 and a tax gross-up payment made to Mr. Likosar related to tax obligations with respect to the Likosar Retention Bonus installment made in October 2017 valued at $58,107; and (iv) payment in respect of accrued but unused paid time off equal to $94,712 and fees of $41,667 earned in 2018 by Mr. Whall in respect of his Board and consulting services provided to us following his retirement.

Grants of Plan-Based Awards in Fiscal 2018 Table

The following table shows grants of plan-based awards granted to our NEOs during fiscal year 2018. All numbers have been rounded to the nearest whole dollar or unit.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(8)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
			(a)	(b)	(c)	(d)	(e)	(f)	(g)
James D. DeVries	2018 AIP		361,918	723,836	1,447,672	—	—	—	—
	Acct. Mod Cost(3)	1/16/2018	—	—	—	—	—	—	649,153
	Top-Up Option(4)	1/18/2018	—	—	—	—	1,551,413	14.00	7,803,607
	LTIP-Option(5)	1/18/2018	—	—	—	—	288,865	14.00	1,099,998
	LTIP-RSU(5)	1/18/2018	—	—	—	78,571	—	—	1,099,994
	Promotion-Option(6)	9/4/2018	—	—	—	—	1,000,000	9.19	2,970,000
Jeffrey Likosar	2018 AIP		265,200	530,400	1,060,800	—	—	—	—
	Acct. Mod Cost(3)	1/16/2018	—	—	—	—	—	—	665,151
	Top-Up Option(4)	1/18/2018	—	—	—	—	1,589,643	14.00	7,995,904
	LTIP-Option(5)	1/18/2018	—	—	—	—	131,302	14.00	499,998
	LTIP-RSU(5)	1/18/2018	—	—	—	35,714	—	—	499,996
	Retention Shares(7)	10/15/2018	—	—	—	112,067	—	—	870,761
Daniel M. Bresingham	2018 AIP		255,000	510,000	1,020,000	—	—	—	—
	Acct. Mod. Cost(3)	1/16/2018	—	—	—	—	—	—	1,277,198
	Top-Up Option(4)	1/18/2018	—	—	—	—	629,818	14.00	3,167,985
	Top-Up Option(4)	1/18/2018	—	—	—	—	794,821	14.00	3,997,950
	LTIP-Option(5)	1/18/2018	—	—	—	—	78,781	14.00	299,998
	LTIP-RSU(5)	1/18/2018	—	—	—	21,428	—	—	299,992
Jamie E. Haenggi	2018 AIP		157,500	315,000	630,000	—	—	—	—
	Acct. Mod. Cost(3)	1/16/2018	—	—	—	—	—	—	1,094,737
	Top-Up Option(4)	1/18/2018	—	—	—	—	539,844	14.00	2,715,415
	Top-Up Option(4)	1/18/2018	—	—	—	—	681,275	14.00	3,426,813
	LTIP-Option(5)	1/18/2018	—	—	—	—	78,781	14.00	299,998
	LTIP-RSU(5)	1/18/2018	—	—	—	21,428	—	—	299,992
Donald Young	2018 AIP		255,000	510,000	1,020,000	—	—	—	—
	Acct. Mod. Cost(3)	1/16/2018	—	—	—	—	—	—	1,277,198
	Top-Up Option(4)	1/18/2018	—	—	—	—	629,818	14.00	3,167,985
	Top-Up Option(4)	1/18/2018	—	—	—	—	794,821	14.00	3,997,950
	LTIP-Option(5)	1/18/2018	—	—	—	—	78,781	14.00	299,998
	LTIP-RSU(5)	1/18/2018	—	—	—	21,428	—	—	299,992
Timothy J. Whall	2018 AIP		625,000	1,250,000	2,500,000	—	—	—	—
	Acct. Mod. Cost(3)	1/16/2018	—	—	—	—	—	—	1,938,616
	Acct. Mod. Cost(3)	11/30/2018	—	—	—	—	—	—	16,432,744
	Top-Up Option(4)	1/18/2018	—	—	—	—	955,974	14.00	4,808,549
	Top-Up Option(4)	1/18/2018	—	—	—	—	1,206,425	14.00	6,068,318
	LTIP-Option(5)	1/18/2018	—	—	—	—	590,861	14.00	2,249,999
	LTIP-RSU(5)	1/18/2018	—	—	—	160,714	—	—	2,249,996

(1)

Under our 2018 AIP, each NEO is eligible to receive an annual cash incentive bonus for the fiscal year, the amount of which will vary depending on the degree of attainment of certain performance goals, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Compensation.” Amounts reported in columns (a) through (c) represent the potential amount of the bonus if performance goals were attained at certain threshold, target, or maximum levels.

(2)

Except as otherwise noted, the amounts reflected in the “All Other Stock Awards” column reflects the grant date fair value of RSUs issued in connection with our Initial Public Offering and are described more fully in the “Outstanding Equity Awards at Fiscal Year-End” table below.

(3)

Amounts in the “Grant Date Fair Value of Stock Awards” column reflect the incremental fair value associated with the January 16, 2018, accounting modification in connection with the redemption of Class B Units previously awarded to our NEOs and the incremental fair value associated with the November 30, 2018, modification to Mr. Whall’s Distributed Shares and Top-Up Options pursuant to the terms of his Retirement Agreement, in each case, computed in accordance with FASB ASC Topic 718. See footnotes (2) and (3) to the “Stock Awards” and “Option Awards” columns, respectively of the “Summary Compensation Table” above for additional information.

(4)

Represents option awards that were made in connection with our Initial Public Offering and are described more fully in the Outstanding Equity Awards at Fiscal Year-End” table and in the “Pre-Initial Public Offering Equity Awards” section on page 25.

(5)	Amounts represent grants of RSUs and/or stock options with respect to our 2018 annual long-term incentive plan and are described more fully in the Outstanding Equity Awards at Fiscal Year-End” table.
(6)

Amount represents grant of stock options granted to Mr. DeVries in connection with his promotion to the role of Chief Executive Officer pursuant to the terms of his employment agreement and are described more fully in the Outstanding Equity Awards at Fiscal Year-End” table.

(7)

Represents restricted shares of common stock granted under the Omnibus Incentive Plan pursuant in respect of the Likosar Retention Bonus pursuant to the terms of Mr. Likosar’s employment agreement and described in further detail below in the section titled “Employment Agreements” as well as in the “Outstanding Equity Awards at Fiscal Year-End” table.

(8)

Amounts were calculated in accordance with FASB Topic 718 and represent the aggregate grant date fair value. See footnotes (2) and (3) to the “Option Awards” and “Stock Awards” columns of the “Summary Compensation Table” above for additional information.

Employment Agreements

James D. DeVries

Mr. DeVries is party to an amended and restated employment agreement with ADT LLC dated September 4, 2018, which was subsequently amended on November 30, 2018, pursuant to which he serves as our President & Chief Executive Officer. The employment agreement has a term beginning on May 23, 2016, through May 23, 2021, which will automatically extend for successive one-year periods, unless either party provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term. Under his employment agreement, Mr. DeVries’ annual base salary is $675,000, which was increased to $1,000,000 effective December 1, 2018, which is subject to annual review and possible increase (but not decrease). In addition, he is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Mr. DeVries target annual bonus is 100% of base salary, which was increased to 125% effective December 1, 2018. Mr. DeVries participates in our long-term incentive plan, and for our 2019 fiscal year he will be eligible to receive long-term incentive awards with a target value equal to 450% of his base salary. Pursuant to the term of his employment agreement and in connection with his promotion, Mr. DeVries was granted stock options to purchase 1,000,000 shares of our common stock, which will cliff-vest on December 1, 2021, generally subject to his continued employment through such date. He is also eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

In addition, as part of his sign-on compensation package, pursuant to the terms of his employment agreement, Mr. DeVries was granted a retention bonus opportunity. On the first five anniversaries of May 2, 2016 (each, a “DeVries Bonus Date”), subject to his continued employment through each such DeVries Bonus Date, ADT LLC will pay Mr. DeVries a cash bonus in an amount equal to the fair market value (as determined in accordance with the LP Agreement) on such DeVries Bonus Date of 33,333.334 Class A-2 Units, less applicable withholding taxes (each such bonus, a “DeVries Retention Bonus”). The after-tax proceeds from each DeVries

Retention Bonus payment are then automatically applied by ADT LLC on Mr. DeVries’ behalf to purchase Class A-2 Units at the applicable DeVries Bonus Date FMV. In 2017, it was determined that Mr. DeVries would also receive a cash payment on each DeVries Bonus Date that is equal to the value of distributions with respect to a Class A-2 Unit made prior to such DeVries Bonus Date multiplied by the number of Class A-2 Units in respect of the bonus tranche that vests on such DeVries Bonus Date. In connection with the consummation of our Initial Public Offering, each DeVries Retention Bonus installment that had not yet been paid accelerated in full and was paid to Mr. DeVries in the form of an issuance of shares of common stock having a value based on the offering price equal to the value of such unpaid installments, and any unpaid prior distributions contemplated by the immediately preceding sentence were paid in cash, as further described below under “—Potential Payments Upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements.”

Mr. DeVries’ employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments Upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements.”

Jeffrey Likosar

Mr. Likosar is party to an amended and restated employment agreement with ADT LLC, dated December 19, 2017, pursuant to which he serves as our Executive Vice President, Chief Financial Officer, and Treasurer. The employment agreement has a term beginning on October 17, 2016, through October 17, 2021, which will automatically extend for successive one-year periods, unless either party provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term. Under his employment agreement, Mr. Likosar’s 2018 annual base salary was $504,548, which is subject to annual review and possible increase (but not decrease). In addition, he is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Mr. Likosar’s target annual bonus is 100% of base salary. Mr. Likosar participates in our long-term incentive plan, and is eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

In addition, as part of his sign-on compensation package, pursuant to the terms of his employment agreement, Mr. Likosar was granted a retention bonus opportunity. On the first five anniversaries of October 17, 2016 (each, a “Likosar Bonus Date”), subject to his continued employment through each such Likosar Bonus Date, ADT LLC will pay Mr. Likosar a cash bonus in an amount equal to the fair market value (as determined in accordance with the LP Agreement) on such Likosar Bonus Date (as applicable, the “Likosar Bonus Date FMV”) of 16,666.67 Class A-2 Units, less applicable withholding taxes (each such bonus, a “Likosar Retention Bonus”). The after-tax proceeds from each Likosar Retention Bonus payment are then automatically applied by ADT LLC on Mr. Likosar’s behalf to purchase Class A-2 Units at the applicable Likosar Bonus Date FMV. In 2017, it was determined that Mr. Likosar would also receive a cash payment on each Likosar Bonus Date that is equal to the value of distributions with respect to a Class A-2 Unit made prior to such Likosar Bonus Date multiplied by the number of Class A-2 Units in respect of the bonus tranche that vests on such Likosar Bonus Date. On October 15, 2018, in lieu of and in full satisfaction of paying the Likosar Retention Bonus in installments as previously described, the Board of Directors instead, as contemplated in Mr. Likosar’s employment agreement, approved a one-time grant of restricted shares of our common stock having an aggregate grant date value equal to the value of all unpaid Likosar Retention Bonus installments (the “Retention Shares”), which vest ratably on each subsequent Likosar Bonus Date. Mr. Likosar’s restricted stock award agreement provides that on each Likosar Bonus Date, in lieu of and in full satisfaction of the distribution bonus obligations in Mr. Likosar’s employment agreement described above, he shall receive an amount equal to $35,720.12 (representing the value of accrued distributions made prior to October 15, 2018, with respect to the Class A-2 Units previously apportioned to each tranche of the retention bonus award), plus an amount equal to the product of (x) the aggregate per-share amount of dividends and other distributions declared by the Company and paid to holders of our common stock following October 15, 2018, multiplied by (y) the number of restricted shares of our common stock that vest on each such Likosar Bonus Date, less applicable withholding (each such cash payment, a “Distribution Bonus”).

Mr. Likosar’s employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments Upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements.”

Daniel M. Bresingham

Mr. Bresingham is party to an amended and restated employment agreement with The ADT Security Corporation, dated December 19, 2017, pursuant to which he serves as our Executive Vice President, Treasurer and Chief Administrative Officer. Mr. Bresingham was appointed our Executive Vice President, Commercial, effective October 25, 2018. The employment agreement has a term beginning on July 1, 2015, through July 1, 2020, which will automatically extend for successive one-year periods, unless either party provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term. Under his employment agreement, Mr. Bresingham’s 2018 annual base salary was $510,000, which is subject to annual review and possible increase (but not decrease). In addition, he is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Mr. Bresingham’s target annual bonus is 100% of base salary. Mr. Bresingham participates in our long-term incentive plan, and is eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

Mr. Bresingham’s employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments Upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements.”

Jamie E. Haenggi

Ms. Haenggi is party to an amended and restated employment agreement with The ADT Security Corporation, dated December 19, 2017, pursuant to which she serves as our Senior Vice President and Chief Sales and Marketing Officer. Ms. Haenggi was appointed as our Senior Vice President and Chief Customer Officer effective July 30, 2018. The employment agreement has a term beginning on July 1, 2015, through July 1, 2020, which will automatically extend for successive one-year periods, unless either party provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term. Under her employment agreement, Ms. Haenggi’s 2018 annual base salary was $441,000, which is subject to annual review and possible increase (but not decrease). In addition, she is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Ms. Haenggi’s target annual bonus is 60% of base salary. Ms. Haenggi participates in our long-term incentive plan, and is eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

Ms. Haenggi’s employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments Upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements.

Donald Young

Mr. Young is party to an amended and restated employment agreement with The ADT Security Corporation, dated December 19, 2017, pursuant to which he serves as our Chief Information Officer and Executive Vice President, Field Operations. The employment agreement has a term beginning on July 1, 2015, through July 1, 2020, which will automatically extend for successive one-year periods, unless either party provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term. Under his employment agreement, Mr. Young’s 2018 annual base salary was $510,000, which is subject to annual review and possible increase (but not decrease). In addition, he is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Mr. Young’s target annual bonus is 100% of base salary. Mr. Young participates in our long-term incentive plan and is eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

Mr. Young’s employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments Upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements.”

Timothy J. Whall

During 2018, Mr. Whall was party to an amended and restated employment agreement with The ADT Security Corporation dated December 19, 2017, pursuant to which he served as our Chief Executive Officer. Under his employment agreement, Mr. Whall’s 2018 annual base salary was $1,000,000, which was subject to annual review and possible increase (but not decrease). In addition, he was eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Mr. Whall’s target annual bonus was 125% of base salary. During 2018, Mr. Whall was eligible to participate in our long-term incentive plan and in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including without limitation, retirement, medical and welfare benefits.

Mr. Whall retired as Chief Executive Officer on November 30, 2018. In connection with his retirement, Mr. Whall entered into a retirement agreement (the “Retirement Agreement”) with The ADT Security Corporation. Under the Retirement Agreement, Mr. Whall agreed to remain in his position as Chief Executive Officer until November 30, 2018, and thereafter to continue to serve as a non-employee director of the Company until the end of his current term, which expires at the regular annual meeting of stockholders in 2020. In addition, during the remainder of Mr. Whall’s term on the Board of Directors, Mr. Whall will also serve as a consultant to the Company, providing senior-level advisory services on a limited basis as reasonably requested by the Board of Directors and/or senior management from time to time. For both his board service and his consulting services, Mr. Whall will receive a cash retainer equal to $1,000,000 (at the annual rate of $500,000), paid in twenty-four (24) substantially equal monthly installments beginning on December 1, 2018. Mr. Whall’s term on the Board of Directors may be terminated earlier by either the Company or Mr. Whall for or without any reason, but such termination will have no impact on the payment of his cash retainer; provided, that Mr. Whall’s rights to receive any future payments pursuant to the cash retainer shall immediately terminate upon an early termination at any time by the Company for “cause” (as defined in Mr. Whall’s employment agreement), or a voluntary termination by Mr. Whall prior to May 30, 2019. Mr. Whall received his annual bonus for 2018, prorated from January 1, 2018 through the date of his retirement, based on actual performance. In addition, subject to Mr. Whall’s release of claims in favor of the Company and continued compliance with all restrictive covenants to which he is subject, Mr. Whall will continue vesting during, and following the expiration of, his term on the Board of Directors in certain of his outstanding equity awards. Mr. Whall’s stock options and RSUs granted in respect of our 2018 long-term incentive plan were forfeited upon his retirement. The benefits under the Retirement Agreement are described below under “—Potential Payments Upon Termination or Change in Control—Retirement Agreement with Mr. Whall.”

See “Compensation Discussion and Analysis —Elements of Executive Compensation—Annual Incentive Compensation” for additional details regarding the annual cash bonus program for our NEOs and see Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity Compensation” for a discussion of the material terms of the equity awards reflected in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table.”

Outstanding Equity Awards at Fiscal 2018 Year-End Table

The following table shows outstanding equity awards outstanding as of December 31, 2018, for each of the NEOs. All numbers have been rounded to the nearest whole dollar or unit.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: (#) Exercisable(1)	Number of Securities Underlying Unexercised Options: (#) Unexercisable (1)(2)(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
James D. DeVries	1/18/2018	775,707	775,706	$14.00	1/18/2028	79,520	477,915	1,119,194	6,726,356
	1/18/2018	—	288,865	$14.00	1/18/2028	—	—	—	—
	9/4/2018	—	1,000,000	$9.19	9/4/2028	—	—	—	—
Jeffrey Likosar	1/18/2018	794,822	794,821	$14.00	1/18/2028	120,195	722,372	1,146,774	6,892,112
	1/18/2018	—	131,302	$14.00	1/18/2028	—	—	—	—
Daniel M. Bresingham	1/18/2018	314,909	314,909	$14.00	1/18/2028	21,686	130,333	1,229,275	7,387,943
	1/18/2018	397,411	397,410	$14.00	1/18/2028	—	—	—	—
	1/18/2018	—	78,781	$14.00	1/18/2028	—	—	—	—
Jamie E. Haenggi	1/18/2018	269,922	269,922	$14.00	1/18/2028	21,686	130,333	1,053,664	6,332,521
	1/18/2018	340,638	340,637	$14.00	1/18/2028	—	—	—	—
	1/18/2018	—	78,781	$14.00	1/18/2028	—	—	—	—
Donald Young	1/18/2018	314,909	314,909	$14.00	1/18/2028	21,686	130,333	1,229,275	7,387,943
	1/18/2018	397,411	397,410	$14.00	1/18/2028	—	—	—	—
	1/18/2018	—	78,781	$14.00	1/18/2028	—	—	—	—
Timothy J. Whall	1/18/2018	477,987	477,987	$14.00	1/18/2028	—	—	1,865,865	11,213,848
	1/18/2018	603,213	603,212	$14.00	1/18/2028	—	—	—	—

(1)

Represents the Top-Up Options granted under the Omnibus Incentive Plan in connection with the redemption of each NEO’s Class B Units as described in the “Pre-Initial Public Offering Equity Awards” section above. The performance-based stock options (i.e., the Tranche B Option) reflected in column (c) will vest upon a “Realization Event” if, and to the extent that, our Sponsor receives specified levels of its invested capital in the Company in connection with the Realization Event. See “Executive Compensation—Elements of Executive Compensation—Long-Term Equity Compensation” above for a discussion of the Performance Tranche vesting criteria.

(2)	Represents stock options granted under the Omnibus Incentive Plan with respect to our 2018 annual long-term incentive program which will cliff-vest on January 18, 2021.
(3)	Represents stock options granted under the Omnibus Incentive Plan in connection with Mr. DeVries’ promotion to the role of Chief Executive Officer which will cliff-vest on December 1, 2021.
(4)

Represents unvested RSUs granted under the Omnibus Incentive Plan in respect to our 2018 annual long-term incentive plan which will cliff-vest on January 18, 2021, and also includes dividend equivalent units granted with respect to such RSUs in connection with dividends paid on the Company’s common stock following the grant date. For Mr. Likosar this number also includes 84,050 unvested Retention Shares granted in satisfaction of the Likosar Retention Bonus as described above in the “Employment Agreements” section on page 34.

(5)

Represents unvested Distributed Shares subject to performance-based vesting requirements (i.e., the Performance Tranche). These performance-based Distributed Shares will vest upon a “Realization Event” if, and to the extent that, our Sponsor receives specified levels of its invested capital in the Company in connection with the Realization Event. See “Executive Compensation—Elements of Executive Compensation—Long-Term Equity Compensation” above for a discussion of the Performance Tranche vesting criteria.

Stock Vested in Fiscal 2018 Table

The following table sets forth information regarding Stock Awards that vested during fiscal year 2018 for the NEOs. All numbers have been rounded to the nearest whole dollar or unit, where applicable.

		Stock Awards
Name	Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)
James D. DeVries	1/25/2018(1)	147,620	1,756,678
	5/2/2018(2)	223,839	1,947,399
	7/23/2018(3)	671,517	6,285,399
Jeffrey Likosar	5/2/2018(2)	229,355	1,995,389
	7/23/2018(3)	688,064	6,440,279
	10/17/2018(4)	28,017	217,692
Daniel M. Bresingham	5/2/2018(2)	114,677	997,690
	7/1/2018(2)	131,178	1,134,690
	7/23/2018(3)	606,388	5,675,792
Jamie E. Haenggi	5/2/2018 (2)	98,295	855,167
	7/1/2018(2)	112,438	972,589
	7/23/2018(3)	519,761	4,864,963
Donald Young	5/2/2018(2)	114,677	997,690
	7/1/2018(2)	131,178	1,134,690
	7/23/2018(3)	606,388	5,675,792
Timothy J. Whall	5/2/2018(2)	174,064	1,514,357
	7/1/2018(2)	199,109	1,722,293
	7/23/2018(3)	920,410	8,615,038

(1)

This reflects the acceleration of the unvested portion of the DeVries Retention Bonus, pursuant to the terms of the amended and restated employment agreement between ADT LLC and Mr. DeVries, dated December 19, 2017.

(2)

This reflects awards of Distributed Shares (i.e., the Service Tranche), which generally vest in five annual installments of 20% each. See “Elements of Executive Compensation—Long-Term Equity Compensation” for additional vesting details.

(3)	This reflects the acceleration of the unvested portion of the Service Tranche of Distributed Shares on the 6 month anniversary of the Initial Public Offering.
(4)

This reflects vesting of 25% of the Retention Shares issued to Mr. Likosar pursuant to the Board’s decision to approve a one-time grant of restricted shares having an aggregate grant date value equal to the value of all unpaid Likosar Retention Bonus installments, which vest ratably on each subsequent Likosar Bonus Date, in lieu of and in full satisfaction of paying the Likosar Retention Bonus in installments.

Non-qualified Deferred Compensation for Fiscal 2018

The following table sets forth information related to the non-qualified deferred compensation accounts of our NEOs as of December 31, 2018.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
	(a)	(b)	(c)	(d)	(e)
James D. DeVries	50,697	27,081	(3,319)	—	116,205
Jeffrey Likosar	41,686	16,736	(6,935)	—	68,489
Daniel M. Bresingham	62,363	—	(3,544)	—	57,447
Jamie E. Haenggi	—	—	—	—	—
Donald Young	354,462	901	(44,562)	—	318,342
Timothy J. Whall	100,473	—	(4,936)	—	95,536

(1)

The amounts shown in columns (a) and (b) reflect employee and Company contributions, respectively, under the SSRP, the Company’s non-qualified retirement savings plan during fiscal 2018. All of the amounts in columns (a) and (b) are included in the Summary Compensation Table under the column heading “Salary” and “All Other Compensation,” respectively.

(2)	The amounts shown in this column include earnings (or losses) on the NEO’s notional account in the SSRP.

The SSRP is a non-qualified deferred compensation plan that operates in conjunction with our RSIP. A participant must designate the portion of the credits to his or her account that shall be allocated among the various measurement funds. In default of such designation, credits to a participant’s account are allocated to one or more measurement funds as determined by the SSRP’s plan administrator. Participant notional account balances are credited daily with the rate of return earned by the applicable measurement fund. The measurement funds for the SSRP are consistent with those funds available under the Company’s RSIP.

For fiscal 2018 (i) Mr. DeVries elected to make pre-tax contributions equal to 5% of his base salary and 5% of his performance bonus, (ii) Mr. Likosar elected to make pre-tax contributions equal to 5% of his base salary and 5% of his performance bonus, (iii) Mr. Bresingham elected to make pre-tax contributions equal to 7% of his base salary and 7% of his performance bonus, (iv) Mr. Young elected to make pre-tax contributions equal to 50% of his base salary and 100% of his performance bonus, and (v) Mr. Whall elected to make pre-tax contributions equal to 6% of his base salary and 6% of his performance bonus. The Company will make matching contributions equal to 100% of the first 5% of eligible pay contributed by each eligible executive. Under the terms of the SSRP, an eligible executive may elect to defer up to 50% of his base salary and up to 100% of his performance bonus.

A participant is always fully vested in the participant’s own contributions and vests in the Company contributions after completing three years of service from the date of hire (subject to full vesting upon death, disability, retirement (e.g., (i) age 55 and (ii) a combination of age and years of service at separation totaling at least 60) or a change in control). Distributions are made in either a lump sum or in annual installments (up to 15 years) in accordance with a participant’s election. In the event a separation from service is due to a participant’s death or disability a distribution is made in a lump sum within 90 days of such event.

Potential Payments Upon Termination or Change in Control

Severance Payments and Benefits under Employment Agreements with NEOs (Other than Mr. Whall)

All of our NEOs (other than Mr. Whall) are entitled to certain severance payments and benefits following termination of employment under the NEO’s employment agreement. All severance payments and benefits are conditioned upon the execution by each NEO of a general release of claims in favor of the Company and the NEO’s continued compliance with the restrictive covenants contained in the NEO’s employment agreement. All of the employment agreements prohibit the NEO from disclosing confidential information of the Company at any time. In addition, the NEOs may not make disparaging statements about the Company, its products or practices, or any of its directors, officers, agents, representatives, stockholders, or the Company’s affiliates at any time. All of our NEOs are required during employment and for the twenty-four (24) month period thereafter (except that Mr. Young’s restricted period is reduced to six (6) months if his employment is terminated following a Realization Event) not to compete with the Company and are required during such same period not to solicit the employees, customers, subscribers, or suppliers of the Company. References to the “Company” in this paragraph and in this section mean Prime TopCo LP and any direct or indirect subsidiaries thereof and any successors thereto. A Realization Event for purposes of Mr. Young’s employment agreement is generally consistent with the definition in the Class B Unit award agreement, except that the relevant date of reference for clause (iii) of the definition of Realization Event in Mr. Young’s employment agreement is December 19, 2017.

If an NEO’s employment is terminated by the Company without Cause (as defined below), by the Company in the event the Company elects not to renew the term of his employment, or by the NEO for Good Reason (as defined below) (each, a “Qualifying Termination”), the NEO will be entitled to: (i) continued payment of his annual base salary beginning on the date of the Qualifying Termination (the “Qualifying Termination Date”) and ending on the earlier of (x) the twenty-four (24) month anniversary of the Qualifying Termination Date (or, in the case of Mr. Young, if such Qualifying Termination Date occurs following a Realization Event, the six (6) month anniversary of the Qualifying Termination Date) and (y) the first date that the NEO violates any restrictive covenants in his employment agreement (the “Severance Period”), (ii) continued coverage during the Severance Period for the NEO and any eligible dependents under the health and welfare plans in which the NEO and any such dependents participated immediately prior to the Qualifying Termination Date, subject to any active-employee cost-sharing or similar provision in effect for the executive as of immediately prior to the Qualifying Termination Date, and (iii) a prorated portion of the annual bonus payable with respect to the year of such Qualifying Termination, based solely on the actual level of achievement of the applicable performance goals for such year, and payable if and when annual bonuses are paid to other senior executives of the Company with respect to such year.

With respect to Mr. Likosar’s Retention Shares, if his employment is terminated by the Company without Cause, due to his death, or on account of his disability, or if Mr. Likosar terminates his employment for Good Reason (as defined below) prior to October 17, 2021, then all unvested Retention Shares outstanding as of such date will immediately vest and any Distribution Bonus with respect to such Retention Shares shall become payment, less applicable withholding taxes.

The Company does not reimburse its NEOs with respect to any excise tax triggered by Section 4999 of the Code, but any parachute payments (i.e., payments made in connection with a change in control as defined in Section 280G of the Code and the regulations thereunder) will be capped at three times the NEO’s “base amount” under Section 280G of the Code and the regulations thereunder if the cap results in a greater after-tax payment to the NEO than if the payments were not capped.

Applicable Definitions

For purposes of the employment agreements with our NEOs:

A termination is for “Cause” if the NEO:

•

Is convicted of, or pleads nolo contendere to, a crime that constitutes a felony or involves fraud or a breach of the executive’s duty of loyalty with respect to the Company, or any of its customers or suppliers that results in material injury to the Company,

•	Repeatedly fails to perform reasonably assigned duties which remain uncured for ten (10) days after receiving written notice,

•	Commits an act of fraud, misappropriation, embezzlement, or materially misuses funds or property belonging to the Company,

•

Commits a willful violation of the Company’s written policies, or other willful misconduct that results in material injury to the Company, which remains uncured for ten (10) days after receiving written notice,

•	Materially breaches his employment agreement resulting in material injury to the Company, which remains uncured for ten (10) days after receiving written notice, or

•	Violates the terms of his confidentiality, non-disparagement, non-competition and non-solicitation provisions.

The NEOs may terminate their employment for “Good Reason” if any of the following events occur without the NEO’s prior express written consent:

•	The executive’s annual base salary or target bonus are decreased,

•	The Company fails to pay any material compensation due and payable to the executive in connection with his employment or employment agreement,

•	The executive’s duties, responsibilities, authority, positions, or titles are materially diminished,

•

The Company requires the executive to be relocated more than thirty (30) miles from a specified location (the Romeoville, Illinois, area for Mr. Bresingham, the Longwood, Florida, area for Mr. Young, the Wichita, Kansas, area for Ms. Haenggi, and the Boca Raton, Florida, area for Messrs. DeVries and Likosar), or

•	The Company breaches its obligations under the executive’s employment agreement.

The NEO must provide written notice to the Company describing the events that constitute Good Reason within forty-five (45) days following the first occurrence of such events and the Company has a thirty (30) day cure period following receipt of such notice, before an NEO may terminate his employment for Good Reason.

Equity Awards—Treatment Upon Termination (Not in Connection with a Change in Control)

Distributed Shares/Top-Up Options. If an NEO experiences a Qualifying Termination and during the one (1) year period following the Qualifying Termination Date all or any portion of the performance-based vesting tranche would have vested had the NEO’s employment not been terminated, then the NEO will also be deemed vested in a percentage of the Distributed Shares and Top-Up Options in respect of the performance-based vesting tranche equal to the product of (i) the percentage of the performance-based vesting tranche (e.g., 50% or 100%) that would have vested had the NEO’s employment not been terminated multiplied by (ii) 100%. In the event the NEO’s employment is terminated for “cause” all Distributed Shares and Top-Up Options (whether vested or unvested) then held by the NEO are immediately forfeited.

2018 LTIP RSUs and Options. Under the terms of the award agreements, if an NEO’s employment is terminated without cause or due to the NEO’s “retirement”, then the NEO’s equity awards will vest on a prorated basis as of the date of termination, with respect to a number of shares underlying the award based on the number of full months of service completed commencing with the date of grant and ending on the date of such termination, divided by the number of full months required to achieve complete vesting; provided, that such retirement occurs at least one year after the date of grant. If an NEO’s employment is terminated due to death or disability, then the unvested portion of the award will fully vest as of the date of such termination. If the NEO’s employment is terminated for “cause” then the award (whether vested or unvested) then held by the NEO is immediately forfeited. In addition, pursuant to the terms of their respective 2018 option and RSU award agreements, each NEO has agreed to be subject to post-termination non-compete and non-solicitation restrictions for the twelve-month period following his or her termination of employment, such restrictive covenants are in addition to (but run concurrent with) the post-termination restrictive covenants included in each such NEO’s respective employment agreement.

For purposes of the RSU and option awards granted pursuant to the 2018 long-term incentive plan, “retirement” includes: a termination of the NEO’s employment with the Company or as a result of the NEO’s voluntary resignation on or after age 55 if the sum of the NEO’s age and full years of service with the Company is at least 60.

Equity Awards—Treatment Upon a Change in Control or a Termination in Connection with a Change in Control

Distributed Shares/Top-Up Options. Pursuant to the terms of the Distributed Shares and Top-Up Options, the service-based vesting tranche will vest in full on the earlier of (i) the six (6) month anniversary of a change in control and (ii) a Qualifying Termination of the NEO following a change in control.

2018 LTIP RSUs and Options. Under the terms of the award agreements, if an NEO’s experiences a Qualifying Termination during the twenty-four month period following a change in control, then all unvested awards will become fully vested as of the date of such termination.

For purposes of the Distributed Shares, Top-Up Options and the DeVries Retention Bonus, a “change in control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) (A) our Sponsor ceases to be the beneficial owner, directly or indirectly, of a majority of the combined voting power of Prime TopCo LP’s outstanding securities; and (B) a person or group other than our Sponsor becomes the direct or indirect beneficial owner of a percentage of the combined voting power of Prime TopCo LP’s outstanding securities that is greater than the percentage of the combined voting power of Prime TopCo LP’s outstanding securities beneficially owned directly or indirectly by our Sponsor; (ii) sale of all or substantially all of the assets of Prime TopCo LP to a person or group other than our Sponsor; (iii) a liquidation or dissolution of Prime TopCo LP and its subsidiaries; or (iv) an initial public offering of Prime TopCo LP or one of its subsidiaries. The completion of our Initial Public Offering constituted a change in control for purposes of the Distributed Shares, Top-Up Options and the DeVries Retention Bonus.

For purposes of all other equity awards, a “change in control” has the meaning contained in the Omnibus Incentive Plan, which generally means: any person or entity acquires beneficial ownership of 50% or more of our outstanding common stock or combined voting power over our outstanding voting securities; the incumbent directors cease to constitute a majority of the board of directors over a twelve month period; the complete liquidation or dissolution of the Company; the completion of certain corporate transactions including a reorganization or merger or the sale or disposition of all or substantially all of the assets of the Company, in each case, subject to certain exceptions.

SSRP Accelerated Vesting of Company Contributions. To the extent that a participant in the SSRP is not fully vested in the Company contributions made to his or her notional account balance, the participant will fully vest in such amounts upon a termination of employment due to his or her death, disability, retirement (e.g., (i) age 55 and (ii) a combination of age and years of service at separation totaling at least 60), or upon a change in control (regardless of whether or not the participant’s employment terminates).

The following table summarizes the severance benefits that would have been payable to each of the NEOs (other than Mr. Whall) upon termination of employment or upon a qualifying termination in connection with a change in control (including, a Realization Event), assuming that the triggering event or events occurred on December 31, 2018, which was the last business day of 2018.

	Change in Control		Termination of Employment
Name and Form of Compensation	Without Qualified Termination ($)(1)	With Qualified Termination ($)(1)(2)	With Cause ($)	With Qualified Termination ($)(2)	Death or Disability ($)
James D. DeVries
Salary Continuation	—	2,000,000	—	2,000,000	—
Prorated Bonus	—	579,069	—	579,069	—
Benefit Continuation	—	22,722	—	22,722	—
Accelerated Vesting of Distributed Shares	—	—	—	—	—
Accelerated Vesting of Options	—	—	—	—	—
Accelerated Vesting of 2018 RSU(4)	—	477,915	—	146,019	477,915
Accelerated Vesting of SSRP Account(5)	25,924	25,924	—	—	25,924

Total	25,924	3,105,630	—	2,747,810	503,839

Jeffrey Likosar
Salary Continuation	—	1,060,800	—	1,060,800	—
Prorated Bonus	—	424,320	—	424,320	—
Benefit Continuation	—	22,722	—	22,722	—
Accelerated Vesting of Distributed Shares	—	—	—	—	—
Accelerated Vesting of Options	—	—	—	—	—
Accelerated Vesting of Retention Bonus(3)	—	615,243	—	615,243	615,243
Accelerated Vesting of 2018 RSU(4)	—	217,231	—	66,368	217,231
Accelerated Vesting of SSRP Account(5)	15,991	15,991	—	—	15,991

Total	15,991	2,356,307	—	2,189,453	848,465

Daniel M. Bresingham
Salary Continuation	—	1,020,000	—	1,020,000	—
Prorated Bonus	—	408,000	—	408,000	—
Benefit Continuation	—	25,241	—	25,241	—
Accelerated Vesting of Distributed Shares	—	—	—	—	—
Accelerated Vesting of Options	—	—	—	—	—
Accelerated Vesting of 2018 RSU(4)	—	130,333	—	39,816	130,333

Total	—	1,583,574	—	1,493,057	130,333

Jamie E. Haenggi
Salary Continuation	—	900,000	—	900,000	—
Prorated Bonus	—	252,000	—	252,000	—
Benefit Continuation	—	25,644	—	25,644	—
Accelerated Vesting of Distributed Shares	—	—	—	—	—
Accelerated Vesting of Options	—	—	—	—	—
Accelerated Vesting of 2018 RSUs(4)	—	130,333	—	39,816	130,333

Total	—	1,307,977	—	1,217,460	130,333

	Change in Control		Termination of Employment
Name and Form of Compensation	Without Qualified Termination ($)(1)	With Qualified Termination ($)(1)(2)	With Cause ($)	With Qualified Termination ($)(2)	Death or Disability ($)
Donald Young(6)
Salary Continuation	—	1,020,000	—	1,020,000	—
Prorated Bonus	—	408,000	—	408,000	—
Benefit Continuation	—	17,639	—	17,639	—
Accelerated Vesting of Distributed Shares	—	—	—	—	—
Accelerated Vesting of Options	—	—	—	—	—
Accelerated Vesting of 2018 RSUs(4)	—	130,333	—	39,816	130,333

Total	—	1,575,972	—	1,485,455	130,333

(1)

In accordance with the terms of the award agreements for the Distributed Shares and the Top-Up Options, assuming that a change in control was also a Realization Event, the hypothetical return to our Sponsor would not have been sufficient to trigger full or partial vesting of the Performance Tranche of the Distributed Shares or the Tranche B Option of the Top-Up Options.

(2)

While the options granted in connection with our Initial Public Offering as part of our 2018 long-term incentive program and to Mr. DeVries in connection with his promotion would have been eligible for accelerated vesting upon a change in control with a qualified termination, and partial vesting upon a qualified termination absent a change in control, such options were out of the money as of December 31, 2018, and therefore no value has been attributed to the vesting acceleration.

(3)	The amounts reflected include the value of the accelerated vesting of the unvested Retention Shares and the value of the related Dividend Bonus, $505,141 and $110,102, respectively.
(4)	Represents accelerated vesting of unvested RSUs including outstanding dividend equivalent units associated with the underlying RSUs.
(5)	Represents accelerated vesting of unvested Company contributions in the NEO’s SSRP account upon a qualifying event as of December 31, 2018.
(6)	If Mr. Young’s employment is terminated following a change in control that also qualifies as a Realization Event, then Mr. Young’s salary continuation will be decreased to $255,000.

Retirement Agreement with Mr. Whall

As described above in the “Employment Agreements” section starting on page 34 above, Mr. Whall retired from employment with the Company on November 30, 2018. Pursuant to the terms of his Retirement Agreement, Mr. Whall will receive a cash retainer for his service as a board member and consultant equal to $1,000,000, paid in 24 equal monthly installments. These payments will continue regardless of whether Mr. Whall’s service on the Board of Directors continues until the end of his current term, provided that such payments will end if the Company terminates Mr. Whall’s service for “cause” (as defined in the employment agreements with our NEOs) or if Mr. Whall voluntarily terminates his service prior to May 30, 2019. Mr. Whall will not be eligible to receive any additional fees for his service on the Board of Directors through the end of his current term. Mr. Whall remained eligible to receive his 2018 annual bonus, pro-rated for the period of 2018 when he was employed by the Company and based on actual Company performance.

In addition to the retainer described above, Mr. Whall will continue vesting in his stock options granted on January 18, 2018 that relate to the redemption of his Class B Units (a total of 1,081,199 options), and the performance-based shares granted on January 18, 2018 that relate to the redemption of his performance-based Class B Units (a total of 1,865,865 shares). Mr. Whall forfeited the other stock options and restricted stock granted to him on January 18, 2018 (a total of 590,861 options and 160,714 shares of Company common stock) on the date of his retirement.

Mr. Whall’s entitlement to these benefits is contingent on his providing a full release of claims in favor of the Company as of the date of his retirement, and again at the end of his current term on the Board of Directors. In addition, Mr. Whall remains subject to the restrictive covenants contained in his employment agreement, for purposes of which his employment will be deemed to continue until the end of his current term on the Board of Directors.

COMPENSATION OF INDEPENDENT NON-EMPLOYEE DIRECTORS

Compensation for our independent non-employee directors consists of an annual cash retainer in the amount of $100,000 per year, paid on a quarterly basis, and an annual equity award of RSUs with a grant date fair value of approximately $100,000 and a one-year vesting term. In addition, non-employee directors who are chairs of the Audit, Compensation and Nominating and Corporate Governance Committees will receive an additional annual cash retainer in the amount of $25,000, $20,000, and $15,000 per year, respectively, each of will be paid in substantially equal quarterly installments in arrears.

The following table sets forth information concerning the fiscal year 2018 compensation paid to our independent non-employee directors.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Andrew D. Africk	100,000	99,998	199,998
Matthew Winter	92,752	99,998	192,750
Tracey Griffin	14,402	99,995	114,397

(1)

This column reflects the fair value of the awards granted to our independent non-employee directors calculated in accordance with ASC Topic 718, excluding estimated forfeitures. The fair value of RSUs is computed by multiplying the total number of shares subject to the award by the closing price of the Company’s common stock per share on the NYSE on the date of grant. RSUs granted to independent non-employee directors generally vest and the underlying units are converted to shares and delivered to independent non-employee directors on the first anniversary of their appointment to our Board of Directors. The value of dividend equivalent units granted in connection with dividends paid on the Company’s common stock during fiscal year 2018 are excluded from the “Stock Awards” column. As of December 31, 2018, the total RSUs (inclusive of dividend equivalent units) outstanding for each of Messrs. Africk and Winter, and Ms. Griffin were 14,138, 14,138, and 14,662 respectively. Mr. Africk was previously granted 4,166.67 Class A-2 Units on August 11, 2016, which shall vest, subject to his continued service, as to one-third of the Class A-2 Units on each of the first three anniversaries of the grant date.

Pursuant to the terms of Mr. Whall’s Retirement Agreement, starting as of December 1, 2018, he is entitled to receive a cash retainer for his service as a board member and consultant to us equal to $1,000,000, paid in 24 equal monthly installments. These payments will continue regardless of whether Mr. Whall’s service on the Board of Directors continues until the end of his current term, provided that such payments will end if the Company terminates Mr. Whall’s service for “cause” (as defined in the employment agreements with our NEOs) or if Mr. Whall voluntarily terminates his service prior to May 30, 2019. Mr. Whall will not be eligible to receive any additional fees for his service on the Board of Directors through the end of his current term. For additional information on Mr. Whall’s compensation, including with respect to his retainer fee, see the “Summary Compensation Table” on page 30 and the accompanying narrative under the heading “—Employment Agreements—Timothy J. Whall” and see the description under “—Potential Payments Upon Termination or Change in Control—Retirement Agreement with Mr. Whall.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Party Transactions

We have a written Related Person Transaction Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for implementation of and compliance with the policy.

For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board of Directors or Audit Committee.

The policy requires that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration. Under the policy, our Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

The policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

Limited Partnership Agreement of Prime TopCo LP

On November 7, 2016, Prime Security Services TopCo Parent GP, LLC (“Parent GP”), as the general partner of Prime TopCo LP, certain members of management (the “Management Partners”) and the Koch Industries, Inc. (the “Koch Investor”), as warrant holders, entered into the operating agreement for Prime TopCo LP (the “LP Agreement”).

Pursuant to the LP Agreement, in exchange for contributing capital to Prime TopCo LP, our Sponsor was issued Class A-1 Units in Prime TopCo LP, the Management Partners were issued Class A-2 Units in Prime TopCo LP, and the Koch Investor was issued the Warrants.

Additionally, the Management Partners and certain other members of management received awards from an incentive pool in the form of options in the Company and profits interests in our Prime TopCo LP.

The LP Agreement provides for customary drag-along rights for our Sponsor, customary tag-along rights for Class A-2 limited partners and holders of profits interests, and customary preemptive rights for Class A-1 and Class A-2 limited partners.

Our Sponsor, the Management Partners and the members of management of the Company holding profits interests will receive distributions from the Prime TopCo LP on the Class A-1 Units and Class A-2 Units, as applicable, in accordance with the waterfall provisions in the LP Agreement, which provide for distributions in respect of the Class A-1 Units until contributed capital is returned and thereafter, distributions to be ratably shared between the Class A-1 Units and one or more tranches of Class A-2 Units, subject to certain return hurdles being achieved by the business.

As of the date of this report, the business and affairs of Prime TopCo LP are managed by Parent GP which is in turn managed by a board of managers that is controlled by affiliates of our Sponsor.

Management Consulting Agreement

In connection with the Company’s acquisition of The ADT Security Corporation (f/k/a The ADT Corporation) on May 2, 2016 (the “ADT Acquisition”), Apollo Management Holdings, L.P., an affiliate of our Sponsor (the “Management Service Provider”) entered into a management consulting agreement with Prime Borrower (the “Management Consulting Agreement”) relating to the provision of certain management consulting and advisory services to Prime Borrower following the ADT Acquisition. In exchange for the provision of such services, Prime Borrower was required to pay the Management Service Provider $5 million each quarter. Fees under the Management Consulting Agreement of $20 million were paid to the Management Service provider for the year ended December 31, 2017. Prime Borrower paid a further $1 million to the Management Service Provider in January 2018 pursuant to the terms of the Management Consulting Agreement, which then terminated in accordance with its terms upon consummation of our initial public offering on January 18, 2018 (the “Initial Public Offering”).

Koch Investor

In connection with the ADT Acquisition, the Company issued 750,000 shares of Series A Preferred Stock (the “Koch Preferred Securities”) to the Koch Investor in 2016. In January 2018, in connection with the Initial Public Offering, we deposited $750 million of the net proceeds from the Initial Public Offering into a segregated account for the purpose of redeeming the Koch Preferred Securities at a future date. The Koch Preferred Securities accrued and accumulated preferential cumulative dividends in arrears on the then current stated value of the Koch Preferred Securities. Dividends were payable quarterly, in cash, at a rate equal to the daily five-year treasury rate plus 9.00% per annum. In the event that dividends for any quarter were not paid in cash, dividends for such quarter accrued and accumulated at a rate equal to the daily five-year treasury rate plus 9.75% per annum and were added to the then current stated value of the Koch Preferred Securities at the end of such quarter. The Company paid cash dividends of $41 million to meet the dividend obligation associated with the Koch Preferred Securities to the Koch Investor during the year ended December 31, 2017. For the six months ended June 30, 2018, the dividend obligation on the Koch Preferred Securities was $51 million. In lieu of declaring and paying the dividend obligation on the Koch Preferred Securities for the six months ended June 30, 2018, we elected to increase the accumulated stated value of such securities. On July 2, 2018, the Company redeemed the original stated value of $750 million of the Koch Preferred Securities for total consideration of approximately $950 million, which included approximately $200 million related to the payment of the redemption premium, accumulated dividends, and tax reimbursements.

Additionally, the Company incurred fees of $64 million for the year ended December 31, 2017 in connection with the February and June 2017 amendments and restatements to our first lien credit facilities and the $750 million of dividends to stockholders of the Company during the first half of 2017. Of the $64 million in structuring fees, $45 million was paid to the Koch Investor.

Other Transactions

We paid a dividend of $0.035 per share to holders of shares of the Company’s Common Stock (including Prime TopCo LP, Prime Security Services TopCo Parent II, L.P. (“Prime TopCo II LP”) and management) on each of April 5, 2018; July 10, 2018; October 2, 2018; January 4, 2019 and April 12, 2019. Prime TopCo LP and Prime TopCo II LP enrolled in the Company’s dividend reinvestment plan and received 3,407,076.05 shares of the Company’s Common Stock in lieu of the April 12, 2019 dividend.

An affiliate of our Sponsor, Apollo Global Securities, LLC (“AGS”), served as an underwriter in our Initial Public Offering. As part of the Initial Public Offering, AGS agreed to purchase, and the Company agreed to sell, 4,200,000 shares of Common Stock. We paid $2.1 million in commissions to AGS in connection with its role as an underwriter in the Initial Public Offering in January 2018.

In December 2018, in connection with our incurrence of $425 million incremental term loans under our first lien credit agreement dated as of July 1, 2015 (“First Lien Agreement”), we paid total co-manager/arranger fees of approximately $557,000 to AGS in December 2018.

In April 2019, in connection with our offering (i) $750.0 million aggregate principal amount of 5.250% first-priority senior secured notes due 2024 and (ii) $750.0 million aggregate principal amount of 5.750% first-priority senior secured notes due 2026, we paid total underwriter fees of $2.25 million to AGS. In April 2019, we also paid co-manager/arranger fees of $100,000 to AGS in connection with an amendment to our First Lien Agreement.

We have an ongoing agreement to pay $14,000 per month to Professional Resources International (“PRI”) for staff recruiting services. We paid approximately $168,000 to PRI for the year ended December 31, 2018. A brother of one of our directors has an ownership interest in PRI.

An immediate family member of one of our directors is a regular full-time employee of the Company in a managerial position and has target annual compensation, including base salary, bonus, and company-paid benefits, of approximately $171,400. The family member was also granted 2,732 RSUs and options to acquire 8,485 shares of Common Stock in ADT Inc. on August 13, 2018, valued at approximately $50,000. The family member was granted 4,045 RSUs and options to acquire 11,961 shares of Common Stock of the Company on March 14, 2019, valued at approximately $50,000.

An immediate family member of one of our directors is a regular full-time employee of the Company in a managerial position and has target annual compensation, including base salary, bonus, and company-paid benefits, of approximately $126,000.

For the fiscal year ended December 31, 2018, we paid fees in the ordinary course of business of approximately $201,700 to a provider of online recruiting services that is controlled by funds affiliated with our Sponsor. The Company continues to purchase services from this company in 2019.

For the fiscal year ended December 31, 2018, the Company sold equipment and services in the ordinary course of business to three separate companies controlled by funds affiliated with our Sponsor for approximately $163,200, $169,400 and $1,066,100 respectively. The Company continues to sell equipment and services to these companies in 2019.

Stockholders Agreement

Prior to the consummation of our Initial Public Offering, we entered into a Stockholders Agreement with Prime TopCo LP, one of the Co-Investors, and the Koch Investor. The Stockholders Agreement gives our Sponsor the right to nominate a majority of our directors as long as our Sponsor beneficially owns 50% or more of our outstanding Common Stock and specifies how the Sponsor’s nominations rights decrease as our Sponsor’s beneficial ownership of our Common Stock also decreases. Additionally, the Stockholders Agreement specifies that one of our Co-Investors and the Koch Investor will each nominate one director to the board, subject to specified ownership thresholds. The Stockholders Agreement sets forth certain information rights granted to Prime TopCo LP. It also specifies that we will not take certain significant actions specified therein without the prior consent our Prime TopCo LP. Such specified actions include, but are not limited to:

•	Amendments or modifications to our Company’s or our Company’s subsidiaries’ organizational documents in a manner that adversely affects Prime TopCo LP or our Sponsor;

•

Issuances of our Company’s or our Company’s subsidiaries’ equity other than pursuant to an equity compensation plan approved by the stockholders or a majority of Prime TopCo LP’s designees on our Board of Directors, or intra-company issuances among our Company and its wholly-owned subsidiaries;

•	Making any payment or declaration of any dividend or other distribution on any shares of our common stock;

•

Merging or consolidating with or into any other entity, or transferring all or substantially all of our Company’s or our Company’s subsidiaries’ assets, taken as a whole, to another entity, or undertaking any transaction that would constitute a “Change of Control” as defined in our Company’s or our Company’s subsidiaries’ credit facilities or note indentures;

•	Incurring financial indebtedness in a single or a series of related transactions aggregating to more than $25 million;

•	Hiring or terminating any Executive Officer of our Company or designating any new Executive Officer of the Company; and

•	Changing the size of the Board of Directors.

In December 2018, the Company, Prime TopCo LP and a Co-Investor amended and restated the Stockholders Agreement in connection with the Redemption to, among other things, eliminate references to Koch contained therein.

Registration Rights Agreement

Prior to the consummation of our Initial Public Offering, we entered into a Registration Rights Agreement with Prime TopCo LP, pursuant to which Prime TopCo LP is entitled to demand the registration of the sale of certain or all of our Common Stock that it beneficially owns. Among other things, under the terms of the Registration Rights Agreement:

•

If we propose to file certain types of registration statements under the Securities Act with respect to an offering of equity securities, we will be required to use our reasonable best efforts to offer the other parties to the Registration Rights Agreement, if any, the opportunity to register the sale of all or part of their shares on the terms and conditions set forth in the Registration Rights Agreement (customarily known as “piggyback rights”); and

•

Prime TopCo LP has the right, subject to certain conditions and exceptions, to request that we file registration statements with the SEC for one or more underwritten offerings of all or part of our Common Stock that it beneficially owns and the Company is required to cause any such registration statements (a) to be filed with the SEC promptly and, in any event, on or before the date that is 90 days, in the case of a registration statement on Form S-1, or 45 days, in the case of a registration statement on Form S-3, after we receive the written request to effectuate the Demand Registration and (b) to become effective as promptly as reasonably practicable and in any event no later than 90 days after it is initially filed.

All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel retained by or on behalf of Prime TopCo LP, will be paid by us.

The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter. The Registration Rights Agreement also contains customary indemnification and contribution provisions. The Registration Rights Agreement is governed by New York law.

In June 2018, we and Prime TopCo LP amended the Registration Rights Agreement to extend the rights and obligations of Prime TopCo LP under the Registration Rights Agreement to Prime TopCo II LP.

Management Investor Rights Agreement

Prior to the consummation of our Initial Public Offering, we entered into an Amended and Restated Management Investor Rights Agreement. Each holder of our shares of Common Stock issued upon exercise of options that had been issued under our 2016 Equity Incentive Plan shall automatically become a party to the MIRA. Additionally, each individual who received Distributed Shares in redemption of his or her Class B Units in connection with our Initial Public Offering executed a joinder to the MIRA. See “Executive Compensation—Long-Term Compensation—Pre-Initial Public Offering Equity Awards.” The MIRA provides that all shares of our Common Stock governed thereunder are generally subject to transfer restrictions, repurchase rights, and piggy-back registration rights in connection with certain offerings of our Common Stock.

Investor Rights Agreement

The Company, Parent GP, Prime TopCo LP, and Koch SV Investments, entered into an Amended and Restated Series A Investor Rights Agreement, which was further amended and restated by a Second Amended and Restated Series A Investor Rights Agreement (the “Investor Rights Agreement”), which contain certain other designations, rights, preferences, powers, restrictions, and limitations that could require us to redeem all or a portion of the Koch Preferred Securities or require that we obtain the consent of the holders of a majority of the Koch Preferred Securities before taking certain actions or entering into certain transactions. Prior to the Redemption, the Company and its subsidiaries are subject to certain affirmative and negative covenants, such as engaging in transactions with affiliates and paying dividends on our Common Stock, among other things, under the certificate of designation and other definitive agreements governing the Koch Preferred Securities. Additionally, the Company is required to offer to redeem all the Koch Preferred Securities in cash upon the occurrence of (i) any liquidation, dissolution, winding up or voluntary or involuntary bankruptcy of AP VIII Prime Security Services Holdings, L.P. (“AP VIII Prime Security LP”), Parent GP, Prime TopCo LP, the Company, Prime Borrower, or any material subsidiary of the foregoing, (ii) an acceleration of any long term indebtedness of the Company, or (iii) a change in control, which, as defined in the certificate of designations governing the Koch Preferred Securities, includes (a) a change in control in Parent GP, Prime TopCo LP or the Company, (b) our Sponsor ceasing to have the power to appoint a majority of the directors or managers of Parent GP, Prime TopCo LP, or the Company, and (c) the beneficial ownership of our Sponsor in Prime TopCo LP or the Company falling below approximately 30%, in each case subject to certain exceptions. In July  2018, as a result of the Redemption, the Investor Rights Agreement terminated in accordance with its terms.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with the Company’s management and with PwC the audited financial statements of the Company for the fiscal year ended December 31, 2018. The Audit Committee has discussed with PwC the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board and the Audit Committee has discussed the independence of PwC with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

The Audit Committee and the Board of Directors also have recommended the appointment of PwC as the Company’s independent auditors for the fiscal year ending December 31, 2019.

Members of the Audit Committee:

Matthew E. Winter, Chairman

Andrew D. Africk

Tracey Griffin

The Report of the Audit Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act or the Exchange Act.

AUDIT-RELATED FEES, TAX FEES AND ALL OTHER FEES

Fees paid or accrued for professional services provided by our independent auditors in each of the categories listed are as follows for the periods presented:

(in thousands)	December 31, 2018	December 31, 2017
Audit fees	$3,034	$4,294
Audit-related fees	785	220
Tax fees	883	455
All other fees	1,188	142

Total	$5,890	$5,111

Audit Fees—primarily represent amounts for services related to the audit of our consolidated financial statements, reviews of our interim condensed consolidated financial statements, and the issuance of consents and comfort letters for other periodic reports or documents filed with the SEC. These fees include services provided in connection with our registration statements on Form S-1 and Form S-8 related to our Initial Public Offering.

Audit-Related Fees—represent amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. These services include accounting consultations related to the evaluation of the adoption of the new revenue and lease standards that became effective for the Company as of the first quarter of 2018 and 2019, respectively.

Tax Fees—represent amounts for U.S. tax compliance services (including review of our federal, state, and local tax returns), tax advice, and tax planning, in accordance with our approval policies described below.

All Other Fees—consist of all other fees for services other than those in the above categories and primarily consist of non-audit due diligence procedures in connection with mergers and acquisitions.

The Board of Directors adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax, and other permissible non-audit services that may be provided by the independent auditors. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditors’ independence is not impaired. Under the policy, the Audit Committee annually, and from time to time, pre-approves the audit engagement fees and terms of all audit and permitted non-audit services to be provided by the independent auditor.

PROPOSAL 2—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON PAY)

In accordance with Section 14A of the Exchange Act and the related rules of the SEC and as a matter of good corporate governance, a proposed resolution will be presented at the Annual Meeting asking our stockholders to approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in the Compensation Discussion and Analysis (“CD&A”), the Summary Compensation Table, and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2019 Annual Meeting of Stockholders.

As set forth in the CD&A above, the Company has designed its compensation programs to: (i) align executives’ pay with the Company’s performance and focus on producing sustainable long-term growth, (ii) attract and retain executives with the experience necessary to achieve our business goals, and (iii) align executives’ interests with those of the stockholders and to encourage the creation of long-term value. Although the vote to approve executive compensation is purely advisory and non-binding, the Board of Directors values the opinions of our stockholders and will consider the results of the vote in determining the compensation of the NEOs and the Company’s compensation programs generally. The vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the policies and practices described in this proxy statement. If any stockholder wishes to communicate with the Board of Directors regarding executive compensation, the Board of Directors can be contacted using the procedures outlined in “Communications with the Board of Directors” set forth in this proxy statement.

Accordingly, we are asking for stockholder approval, on an advisory basis, of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion associated with the compensation tables in the Company’s proxy statement for its 2019 Annual Meeting of Stockholders is hereby APPROVED.”

The proposal will be approved by the affirmative vote of a majority of the shares of our Common Stock present in person or by proxy at the 2019 Annual Meeting of Stockholders and entitled to vote. Abstentions will have the effect of voting “against” the proposal. Brokers do not have discretion to vote any uninstructed shares over the advisory vote to approve the compensation of our NEOs (say on pay).

The Board of Directors recommends that the stockholders vote FOR the approval, on an advisory basis, of the compensation paid by the Company to the NEOs as disclosed in this proxy statement.

PROPOSAL 3—APPROVAL OF AMENDMENT TO THE OMNIBUS INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER

We are seeking the approval of our stockholders of an amendment to the Omnibus Incentive Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 37,545,456 shares to 87,545,456 shares, an increase of 50,000,000 shares (the “2019 Plan Amendment”). The 2019 Plan Amendment was recommended by the Compensation Committee and approved by the Board of Directors on April 25, 2019, subject to stockholder approval at the 2019 Annual Meeting of Stockholders.

There are 37,545,456 shares of Common Stock reserved under our Omnibus Incentive Plan, of which 7,004,710 shares remain available as of April 22, 2019 and 30,470,160 shares were subject to outstanding awards under the Omnibus Incentive Plan. After giving effect to the 2019 Plan Amendment, there will be 57,004,710 shares available for equity grant under the Omnibus Incentive Plan, representing 6.6% of our Common Stock (on a fully diluted basis) as of April 22, 2019. The closing price of our Common Stock as of April 22, 2019 was $6.66 per share, as reported by the NYSE. If our stockholders approve the 2019 Plan Amendment, the increase in share limits will be effective as of April 25, 2019. If our stockholders do not approve the 2019 Plan Amendment, the Omnibus Incentive Plan will remain in effect with the current reserve share limitation. The Company has not approved any awards that are conditioned upon stockholder approval of the 2019 Plan Amendment.

As set forth in the CD&A above, the Company has designed its compensation programs to: (i) align executives’ pay with the Company’s performance and focus on producing sustainable long-term growth, (ii) attract and retain executives with the experience necessary to achieve our business goals, and (iii) align executives’ interests with those of the stockholders and to encourage the creation of long-term value. If the proposed 2019 Plan Amendment is approved, we will have the flexibility to continue to provide long-term incentive awards as a key component of our overall compensation program, which will improve our means of attracting and retaining executives and aligning the interests of key personnel with the interests of our stockholders.

Summary of the Omnibus Incentive Plan

The following is a summary of certain terms and conditions of the Omnibus Incentive Plan, as amended by the 2019 Plan Amendment. This summary is qualified in its entirety by reference to the Omnibus Incentive Plan, as amended by the 2019 Plan Amendment, attached as Appendix A. You are encouraged to read the full Omnibus Incentive Plan and the 2019 Plan Amendment.

Administration. The Compensation Committee will administer the Omnibus Incentive Plan. The Compensation Committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the Omnibus Incentive Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Omnibus Incentive Plan. The Compensation Committee will have full discretion to administer and interpret the Omnibus Incentive Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility. Any current or prospective employees, directors, officers, consultants or advisors of the Company or its affiliates who are selected by the Compensation Committee will be eligible for awards under the Omnibus Incentive Plan. The Compensation Committee will have the sole and complete authority to determine who will be granted an award under the Omnibus Incentive Plan.

Number of Shares Authorized. There will be an aggregate of 87,545,456 shares of our Common Stock for issuance of awards to be granted under the Omnibus Incentive Plan. No more than 87,545,456 shares of our Common Stock may be issued with respect to incentive stock options under the Omnibus Incentive Plan. The maximum grant date fair value of cash and equity awards that may be awarded to a non-employee director under the Omnibus Incentive Plan during any one fiscal year, taken together with any cash fees paid to such non-employee director during such fiscal year, will be $400,000. If any award granted under the Omnibus Incentive Plan expires, terminates or is canceled or forfeited without being settled, vested or exercised, shares of our Common Stock subject to such award will again be made available for future grants. Any shares that are surrendered or tendered to pay the exercise price of an award or to satisfy withholding taxes owed, or any shares reserved for issuance, but not issued, with respect to settlement of a stock appreciation right, will not again be available for grants under the Omnibus Incentive Plan.

Change in Capitalization. If there is a change in our capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of our Common Stock or other relevant change in capitalization or applicable law or circumstances, such that the Compensation Committee determines that an adjustment to the terms of the Omnibus Incentive Plan (or awards thereunder) is necessary or appropriate, then the Compensation Committee shall make adjustments in a manner that it deems equitable. Such adjustments may be to the number of shares reserved for issuance under the Omnibus Incentive Plan, the number of shares covered by awards then outstanding under the Omnibus Incentive Plan, the limitations on awards under the Omnibus Incentive Plan, the exercise price of outstanding options or such other equitable substitution or adjustments as the Compensation Committee may determine appropriate.

Awards Available for Grant. The Compensation Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, SARs, restricted stock awards, RSUs, other stock-based awards, other cash-based awards or any combination of the foregoing. Awards may be granted under the Omnibus Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines, which are referred to herein as “Substitute Awards.”

Stock Options. The Compensation Committee will be authorized to grant options to purchase shares of our Common Stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the Omnibus Incentive Plan shall be non-qualified unless the applicable award agreement expressly states that the option is intended to be an incentive stock option. Options granted under the Omnibus Incentive Plan will be subject to the terms and conditions established by the Compensation Committee. Under the terms of the Omnibus Incentive Plan, the exercise price of the options will not be less than the fair market value (or 110% of the fair market value in the case of a qualified option granted to a 10% stockholder) of our Common Stock at the time of grant (except with respect to Substitute Awards). Options granted under the Omnibus Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Compensation Committee and specified in the applicable award agreement. The maximum term of an option granted under the Omnibus Incentive Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder), provided that if the term of a non-qualified option would expire at a time when trading in the shares of our Common Stock is prohibited by the Company’s insider trading policy, the option’s term shall be extended automatically until the 30th day following the expiration of such prohibition (as long as such extension shall not violate Section 409A of the Code). Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent and/or by delivery of shares of our Common Stock valued at the fair market value at the time the option is exercised, or any combination of the foregoing, provided that such shares are not subject to any pledge or other security interest, or by such other method as the Compensation Committee may permit in its sole discretion, including (i) by delivery of other property having a fair market value equal to the exercise price and all applicable required withholding taxes, (ii) if there is a public market for the shares of our Common Stock at such time, by means of a broker-assisted cashless exercise mechanism or (iii) by means of a “net exercise” procedure effected by withholding the minimum number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes. In all events of cashless or net exercise, any fractional shares of Common Stock will be settled in cash.

Stock Appreciation Rights. The Compensation Committee will be authorized to award SARs under the Omnibus Incentive Plan. SARs will be subject to the terms and conditions established by the Compensation Committee. A SAR is a contractual right that allows a participant to receive, in the form of either cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the Omnibus Incentive Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs, including with respect to vesting and expiration. Except as otherwise provided by the Compensation Committee (in the case of Substitute Awards or SARs granted in tandem with previously granted options), the strike price per share of our Common Stock underlying each SAR shall not be less than 100% of the fair market value of such share, determined as of the date of grant and the maximum term of a SAR granted under the Omnibus Incentive Plan will be ten years from the date of grant.

Restricted Stock. The Compensation Committee will be authorized to grant restricted stock under the Omnibus Incentive Plan, which will be subject to the terms and conditions established by the Compensation Committee. Restricted stock is Common Stock that is generally non-transferable and is subject to other restrictions determined by the Compensation Committee for a specified period. Any accumulated dividends will be payable at the same time that the underlying restricted stock vests.

Restricted Stock Unit Awards. The Compensation Committee will be authorized to grant restricted stock unit awards, which will be subject to the terms and conditions established by the Compensation Committee. A restricted stock unit award, once vested, may be settled in a number of shares of our Common Stock equal to the number of units earned, in cash equal to the fair market value of the number of shares of our Common Stock earned in respect of such restricted stock unit award or in a combination of the foregoing, at the election of the Compensation Committee. RSUs may be settled at the expiration of the period over which the units are to be earned or at a later date selected by the Compensation Committee. To the extent provided in an award agreement, the holder of outstanding RSUs shall be entitled to be credited with dividend equivalent payments upon the payment by us of dividends on shares of our Common Stock, either in cash or, at the sole discretion of the Compensation Committee, in shares of our Common Stock having a fair market value equal to the amount of such dividends (or a combination of cash and shares), and interest may, at the sole discretion of the Compensation Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Compensation Committee, which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time that the underlying RSUs are settled.

Other Stock-Based Awards. The Compensation Committee will be authorized to grant awards of unrestricted shares of our Common Stock, rights to receive grants of awards at a future date, other awards denominated in shares of our Common Stock, or awards that provide for cash payments based in whole or in part on the value of our Common Stock under such terms and conditions as the Compensation Committee may determine and as set forth in the applicable award agreement.

Effect of a Change in Control. Unless otherwise provided in an award agreement, or any applicable employment, consulting, change in control, severance or other agreement between us and a participant, in the event of a change in control (as defined in the Omnibus Incentive Plan), if a participant’s employment or service is terminated by us other than for cause (and other than due to death or disability) within the 12-month period following a change in control, then the Compensation Committee may provide that (i) all then-outstanding options and SARs held by such participant will become immediately exercisable as of such participant’s date of termination with respect to all of the shares subject to such option or SAR; and/or (ii) the restricted period (and any other conditions) shall expire as of such participant’s date of termination with respect to all of the then-outstanding shares of restricted stock or RSUs held by such participant (including without limitation a waiver of any applicable performance goals); provided that with respect to any award whose vesting or exercisability is otherwise subject to the achievement of performance conditions, the portion of such award that shall become fully vested and immediately exercisable shall be based on the assumed achievement of actual or target performance as determined by the Compensation Committee and, unless otherwise determined by the Compensation Committee, prorated for the number of days elapsed from the grant date of such award through the date of termination. In addition, the Compensation Committee may in its discretion and upon at least ten days’ notice to the affected persons, cancel any outstanding award and pay the holders, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such awards based upon the price per share of the Company’s Common Stock received or to be received by other stockholders of the Company in connection with the transaction (it being understood that any option or SAR having a per-share exercise price or strike price equal to, or in excess of, the fair market value (as of the date specified by the Compensation Committee) of a share of the Company’s Common Stock subject thereto may be canceled and terminated without payment or consideration therefor). Notwithstanding the above, the Compensation Committee shall exercise such discretion over the timing of settlement of any award subject to Section 409A of the Code at the time such award is granted.

Nontransferability. Each award may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution unless the Compensation Committee permits the award to be transferred to a permitted transferee (as defined in the Omnibus Incentive Plan).

Amendment. The term of the Omnibus Incentive Plan will expire in January 2028. The Board of Directors may amend, suspend or terminate the Omnibus Incentive Plan at any time, subject to stockholder approval if necessary to comply with any tax, exchange rules, or other applicable regulatory requirement. No amendment, suspension or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of such participant or recipient.

The Compensation Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to any award theretofore granted will not to that extent be effective without the consent of the affected participant; and provided further that, without stockholder approval, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR, (ii) the Compensation Committee may not cancel any outstanding option and replace it with a new option (with a lower exercise price) or cancel any SAR and replace it with a new SAR (with a lower strike price) or, in each case, with another award or cash in a manner that would be treated as a repricing (for compensation disclosure or accounting purposes), (iii) the Compensation Committee may not take any other action considered a repricing for purposes of the stockholder approval rules of the applicable securities exchange on which our common shares are listed and (iv) the Compensation Committee may not cancel any outstanding option or SAR that has a per-share exercise price or strike price (as applicable) at or above the fair market value of a share of our Common Stock on the date of cancellation and pay any consideration to the holder thereof. However, stockholder approval is not required with respect to clauses (i), (ii), (iii) and (iv) above with respect to certain adjustments on changes in capitalization.

Clawback/Forfeiture. Awards may be subject to clawback or forfeiture to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of the NYSE or other applicable securities exchange, or if so required pursuant to a written policy adopted by the Company or the provisions of an award agreement.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the Omnibus Incentive Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.

No income will be realized by a participant upon grant or vesting of an option that does not qualify as an incentive stock option (“a non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same excess amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs. No income will be realized by a participant upon grant or vesting of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date), the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to us. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act). We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant or vesting of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to certain covered employees designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer, chief financial officer, and the next three highly compensated executives of such corporation whose compensation is required to be disclosed in its proxy statement.

New Plan Benefits

The types and amounts of benefits that will be awarded under the Omnibus Incentive Plan, as amended by the 2019 Plan Amendment are not currently determinable. Awards granted under the Omnibus Incentive Plan, as amended by the 2019 Plan Amendment, are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Information on equity-based awards recently granted under the Omnibus Incentive Plan to each of our NEOs is provided above under the headings “Summary Compensation Table” and “Grants of Plan-Based Awards in Fiscal 2018 Table.”

The proposal will be approved by the affirmative vote of a majority of the shares of our Common Stock present in person or by proxy at the 2019 Annual Meeting of Stockholders and entitled to vote. Abstentions will have the effect of voting “against” the proposal. Brokers do not have discretion to vote any uninstructed shares over the vote to approve the 2019 Plan Amendment.

The Board of Directors recommends that the stockholders vote FOR the approval of the 2019 Plan Amendment.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Audit Committee has appointed PricewaterhouseCoopers LLP to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. PricewaterhouseCoopers LLP has served as the Company’s or its predecessor’s independent registered public accounting firm since fiscal year 2010 and is considered by the Audit Committee and the Board of Directors to be well qualified. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The proposal will be approved by the affirmative vote of a majority of the shares of our Common Stock present in person or by proxy at the 2019 Annual Meeting of Stockholders and entitled to vote. Abstentions will have the effect of voting “against” the proposal. Brokers have discretion to vote any uninstructed shares over the ratification of appointment of accountants.

The Board of Directors recommends that the stockholders vote FOR such ratification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our Common Stock

The following table sets forth the beneficial ownership of our Common Stock as of April 22, 2019 by:

•	Each person, or group of affiliated persons, who we know to beneficially own more than 5% of our Common Stock;

•	Each of our NEOs;

•	Each of our directors; and

•	All of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each person or entity named in the table below is 1501 Yamato Road, Boca Raton, FL 33431.

	Vested Options	Shares Beneficially Owned	Total
	Number	Number	Number	Percent(1)
More than 5% Stockholders
Apollo Funds(2)	—	644,521,444.05	644,521,444.05	84.0%
Named Executive Officers and Directors(3)
James D. DeVries	775,706.5	1,266,814.5	2,042,521	* %
Daniel M. Bresingham	712,319.5	1,229,275.5	1,941,595	* %
Jamie E. Haenggi	610,559.5	1,053,664.5	1,664,224	* %
Jeffrey Likosar	794,821.5	1,247,816	2,042,637.5	* %
Donald Young	712,319.5	1,229,275.5	1,941,595	* %
Andrew D. Africk	—	144,212	144,212	* %
Marc E. Becker	—	—	—	—%
Matthew H. Nord	—	—	—	—%
Reed B. Rayman	—	—	—	—%
Eric L. Press	—	—	—	—%
Lee J. Solomon	—	—	—	—%
Stephanie Drescher	—	—	—	—%
David Ryan	—	—	—	—%
Matthew E. Winter	—	14,212	14,212	* %
Tracey R. Griffin	—	—	—	—%
Timothy J. Whall	1,081,199.5	1,865,865	2,947,064.5	* %
All current directors and executive officers as a group (19 persons)	4,868,518.5	8,314,638.5	13,183,157	1.1%

*	Represents less than one percent of shares outstanding.
(1)

Percentage of shares beneficially owned is based on 766,964,030 shares of Common Stock outstanding as of April 22, 2019, which excludes unvested common shares and assumes no options are exercised by any holder in accordance with Rule 13d-3(d)(1)(i) of the Exchange Act.

(2)

Represents shares of our Common Stock held of record by Prime TopCo LP, our direct parent company, and Prime TopCo II LP. Parent GP is the general partner of Prime TopCo LP and Prime Security Services GP, LLC is the general partner of Prime TopCo II LP. AP VIII Prime Security LP is the sole member of Parent

GP and a limited partner of TopCo Parent. AP VIII Prime Security Services Management, LLC (“AP VIII Prime Security Management”) is the investment manager of AP VIII Prime Security LP. Apollo Management, L.P. (“Apollo Management”) is the sole member of AP VIII Prime Security Management, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control of the shares of Common Stock held of record by Prime TopCo LP. The address of Prime TopCo LP, Prime TopCo II LP, Parent GP, and AP VIII Prime Security LP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of AP VIII Prime Security Management, Apollo Management, Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.
(3)

Except for shares issuable upon exercise of options listed in the table above under the heading “Vested Options”, none of our NEOs and directors beneficially own shares of Common Stock issuable upon the vesting of RSUs or upon the exercise of options within 60 days.

Units of Prime TopCo LP

The equity interests of Prime TopCo LP consist of Class A-1 Units and Class A-2 Units. Certain investment funds directly or indirectly managed by Apollo beneficially owns 100% of the 371,416,667 issued and outstanding Class A-1 Units of Prime TopCo LP and the Koch Investor beneficially owns detachable warrants for the purchase of 7,620,730 Class A-1 Units in Prime TopCo LP. There are 2,351,282 issued and outstanding Class A-2 Units. The following table sets forth the beneficial ownership as of April 22, 2019 of the Class A-2 Units of Prime TopCo LP by:

•	Each of our NEOs;

•	Each of our directors; and

•	All of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the Class A-2 Units beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each person or entity named in the table below is 1501 Yamato Road, Boca Raton, FL 33431.

	Class A-2 Units Beneficially Owned(1)
	Number	Percent
Named Executive Officers and Directors(2)
James D. DeVries	100,903	4.29%
Daniel M. Bresingham	196,613	8.36%
Jamie E. Haenggi	196,613	8.36%
Jeffrey Likosar	88,795	3.78%
Donald Young	436,427	18.56%
Andrew D. Africk	17,937	0.76%
Marc E. Becker	—	—%
Matthew H. Nord	—	—%
Reed B. Rayman	—	—%
Eric L. Press	—	—%
Lee J. Solomon	—	—%
Stephanie Drescher	—	—%
David Ryan	—	—%
Matthew E. Winter	—	—%
Tracey R. Griffin	—	—%
Timothy J. Whall	672,351	28.60%
All current directors and executive officers as a group (19 persons)	2,196,726	93.43%

(1)	Percentage of shares beneficially owned is calculated using 2,351,282 Class A-2 Units outstanding.
(2)	None of our NEOs and directors beneficially own Class A-2 Units issuable upon the exercise of options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities (the “10% Stockholders”) to file reports of ownership and changes of ownership with the SEC. The Company assists its directors, officers and certain 10% Stockholders by assisting in their completion of Section 16 reports and filing these reports on their behalf. The Company’s executive officers, directors and 10% Stockholders timely complied with all such filing requirements applicable to them last fiscal year with respect to their beneficial ownership of the Company’s securities, except that the Form 4s filed on behalf of (a) the following executive officers and directors on April 5, 2018, relating to dividend equivalent units granted on outstanding RSUs, were inadvertently filed late on July 12, 2018: Daniel M. Bresingham, Robert Dale, Jay Darfler, James D. DeVries, P. Gray Finney, Jamie E. Haenggi, Jeffrey Likosar, Amelia O. Pulliam, Zachary Susil, Timothy J. Whall and Donald Young; and (b) executive officers Amelia O. Pulliam and Robert Dale on January 19, 2018, relating to shares of Common Stock acquired in the Company’s Initial Public Offering, were amended on May 21, 2018 to provide for the correct total number of shares owned. Each such late Form 4 reported one transaction.

STOCKHOLDER PROPOSALS

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2020 annual meeting of stockholders must be received at our principal executive offices no later than the close of business on December 31, 2019, unless the date of the 2020 annual meeting of stockholders is more than 30 days before or after June 13, 2020 in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2020 annual meeting of stockholders, stockholders are advised to review our bylaws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, in accordance with our bylaws, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any such stockholder proposal or director nomination must be received between February 14, 2020 and March 15, 2020 for the 2020 annual meeting of stockholders. In the event that the date of the 2020 annual meeting of stockholders is more than 30 days before or more than 60 days after June 13, 2020, notice by the stockholder, to be timely, must be so delivered not earlier than the close of business on the 120th day prior to the 2020 annual meeting of stockholders and no later than the close of business on the 90th day prior to the date of such annual meeting. If less than 100 days’ notice of our 2020 annual meeting is given, then to be timely, the notice by the stockholder must be received by us not later than the close of business on the tenth day following the day on which the first public announcement of the date of the 2020 annual meeting is made by the Company.

All proposals should be sent to our Secretary at ADT Inc., 1501 Yamato Road, Boca Raton, FL 33431.

We advise you to review our bylaws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. Copies of the pertinent bylaw provisions are available on request to the Secretary at the address set forth above.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability of Proxy Materials or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Annual Report, this Proxy Statement and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Notice of Internet Availability and/or Proxy Statement either now or in the future, please contact our Secretary and Chief Legal Officer by mailing a request to ADT Inc., 1501 Yamato Road, Boca Raton, FL 33431. Upon written or oral request to the Secretary and Chief Legal Officer, we will promptly provide a separate copy of the Annual Report and this Proxy Statement and Notice. In addition, stockholders at a shared address who receive multiple Notices of Internet Availability of Proxy Materials or multiple copies of proxy statements may request to receive a single Notice of Internet Availability of Proxy Materials or a single copy of proxy statements in the future in the same manner as described above.

OTHER MATTERS

The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the enclosed proxy will have authority to vote, in their discretion, all shares represented by such proxies that have been received and not theretofore properly revoked.

We file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other documents electronically with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800 SEC-0330. You may also obtain such reports from the SEC’s website at www.sec.gov.

Our Investor Relations website address is https://investor.adt.com. We make available free of charge through our Investor Relations website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

Upon the written request of any record holder or beneficial owner of Common Stock entitled to vote at the Annual Meeting, we will, without charge, provide a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC. Requests should be directed to David Smail, Secretary, ADT Inc., 1501 Yamato Road, Boca Raton, FL 33431.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains certain information that may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. While we have specifically identified certain information as being forward-looking in the context of its presentation, we caution you that all statements contained in this Proxy Statement that are not clearly historical in nature are forward-looking. Without limiting the generality of the preceding sentence, any time we use the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

Forward-looking information involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. Much of the information in this Proxy Statement that looks towards future performance of the Company is based on various factors and important assumptions about future events that may or may not actually occur. As a result, our operations and financial results in the future could differ materially and substantially from those we have included in this Proxy Statement. We assume no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

April 29, 2019

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0000422957_1 R1.0.1.18 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following Class II directors; 1. Election of Directors Nominees 1a Andrew D. Africk 1b Matthew H. Nord 1c Eric L. Press 1d Matthew E. Winter ADT INC. ATTN: David Smail ADT ID 119471 1501 YAMATO ROAD BOCA RATON, FL 33431 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/12/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/12/2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. An advisory vote to approve the compensation of the Company’s named executive officers; 3. To approve an amendment to the Company’s 2018 Omnibus Incentive Plan to increase the number of shares authorized for issuance thereunder; 4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and NOTE: To transact such other business as may properly come before the Annual Meeting of Stockholders, or any postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions)

0000422957_2 R1.0.1.18 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com ADT INC. Annual Meeting of Stockholders June 13, 2019 9:30 AM This proxy is solicited on behalf of the Board of Directors The stockholder(s) hereby appoint(s) David Smail and Jeffrey Likosar, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ADT INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 9:30 AM, EST on 6/13/2019, at the Farmer’s Table Event Center, 1901 N Military Trail, Boca Raton, FL 33431, and any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Address change/comments: Continued and to be signed on reverse side